FS Investment Corporation II 8-K

Exhibit 10.1

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

among

COOPER RIVER LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent,

CITIBANK, N.A.

(acting through its Agency & Trust division),
as Custodian and as Collateral Agent,

and

VIRTUS GROUP, LP,

as Collateral Administrator

Dated as of May 29, 2015

TABLE OF CONTENTS

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ii

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SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Contents of Monthly Report
Schedule 3	Contents of Payment Date Report
Schedule 4	Initial Collateral Loans
Schedule 5	Moody’s Industry Classifications
Schedule 6	Moody’s Rating Criteria
Schedule 7	S&P Rating Definition
Schedule 8	Notice Information
Schedule 9	Authorized Persons
Schedule 10	Diversity Score Calculations

EXHIBITS

Exhibit A	Form of Approval Request
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note

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amended and restated CREDIT AND SECURITY AGREEMENT

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT, dated as of May 29, 2015, among COOPER RIVER LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), Citibank, N.A., acting through its Agency & Trust division (“Citibank Agency & Trust”), as collateral custodian for the Secured Parties (in such capacity, the “Custodian”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and VIRTUS GROUP, LP (“Virtus”), as collateral administrator (in such capacity, the “Collateral Administrator”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.       Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Amended and Restated Account Control Agreement, dated as of the Closing Date, among the Borrower, the Collateral Agent and Citibank Agency & Trust, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to the greater of (a) a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period and (b) 0.0%.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among Citibank and the Borrower setting forth the amounts payable by the Borrower to the Administrative Agent in connection with the transactions contemplated by this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $200,000 per annum.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower (or any Permitted Subsidiary) due or accrued with respect to any Payment Date and payable in the following order:

(a) first, to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Custodian, the Collateral Administration and Agency Fee in an amount not to exceed $200,000 for such Payment Date and any other amounts and indemnities payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, pursuant to the terms hereof and any other Facility Documents;

(b) second, to the Administrative Agent, any amounts and indemnities payable to the Administrative Agent pursuant the Administrative Agent Fee Letter and any other Facility Documents;

(b) third, to the Collateral Manager for expenses incurred by the Collateral Manager in connection with the services provided under this Agreement, excluding any Collateral Management Fee; and

(c) fourth, on a pro rata basis, to:

(i)                 the independent accountants, agents (other than the Collateral Manager) and counsel of the Borrower (or any Permitted Subsidiary) for fees and expenses related to the Collateral and the Facility Documents;

(ii)               any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan;

(iii)             any other Person in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents;

(iv)             the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under any Facility Document; and

(v)               indemnification obligations owing by the Borrower or any Permitted Subsidiary to the Borrower’s or any Permitted Subsidiary’s directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including interest and principal and other amounts owing in respect of the Advances and the Commitments and any Collateral Management Fee) shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date with proceeds of the Advances comprising the initial Borrowing shall not constitute Administrative Expenses.

“Advance” has the meaning assigned to such term in Section 2.01(c).

“Advance Rate” means, as of any date of determination, (i) with respect to Broadly Syndicated Loans that are First Lien Obligations listed, as of the Closing Date, on Schedule 4 hereto, 70.0%; (ii) with respect to other Broadly Syndicated Loans that are First Lien Obligations, 75.0%; (iii) with respect to First Lien Obligations that are not Broadly Syndicated Loans or Uni-tranche Collateral Loans, 65.0%; (iv) with respect to Uni-tranche Collateral Loans, 60.0%; (v) with respect to First Lien/Last Out Obligations, 55.0%; and (vi) with respect to Second Lien Obligations, 40.0%.

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“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.

“Affected Person” means (a) each Lender and each of its Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Asset Value” means, at any date of determination, the sum of the Asset Values of all Eligible Loans included in the Collateral at such date.

“Aggregate Funded Spread” means, as of any date, the sum of:

(a) in the case of each Eligible Loan (excluding any Floor Obligation) that bears interest at a spread over an index (including any London interbank offered rate based index), (i) the excess of the sum of such spread and such index over the LIBOR Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Eligible Loan; and

(b) in the case of each Floor Obligation that is an Eligible Loan, (i) the excess of the interest rate on such Floor Obligation as of such date over the LIBOR Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Eligible Loan.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Loan or Revolving Collateral Loan as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Amended and Restated Credit and Security Agreement.

“Amortization Period” means the period beginning on the last day of the Reinvestment Period and ending on the date on which all Obligations are paid in full.

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“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means (a) during the Reinvestment Period, 2.25% per annum; (b) after the Reinvestment Period but on or prior to the first anniversary of the commencement of the Amortization Period, 2.75% per annum; and (c) thereafter, 3.75% per annum.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Approved Valuation Firm” means each of Duff & Phelps Corp., FTI Consulting, Inc., Houlihan Lokey, Lincoln International LLC, Valuation Research Corp., and any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent and the Collateral Manager.

“Asset Value” means, with respect to any Collateral Loan on the relevant date of determination, the amount (determined by the Administrative Agent) equal to the product of (x) the Principal Balance thereof (determined exclusive of accrued interest and premium) and (y) the price (expressed as a percentage of par) determined in the following manner:

(a)                prior to an Asset Value Adjustment Event with respect to such Collateral Loan:

(i)                 the average bid-side quote determined by MarkIt Partners or an affiliate thereof (or, if bid-side quotes from MarkIt Partners or an affiliate thereof are not available, from Loan Pricing Corporation or an affiliate thereof, or if bid-side quotes from Loan Pricing Corporation or an affiliate thereof are not available, from any other nationally recognized loan pricing service selected by the Borrower and approved by the Administrative Agent); provided that, if the Administrative Agent determines reasonably and in good faith that the quote of any such loan pricing service is not current or accurate, the Administrative Agent may reject such quote; or

(ii)               if the value of a Collateral Loan is not determined in accordance with clause (i) above (either because no bid-side quote is available or the Administrative Agent rejects one or more loan pricing services), the average of two bid-side quotes determined by independent broker-dealers active in the trading of such Collateral Loan; provided that, if the Administrative Agent determines reasonably and in good faith that the quote of any such independent broker-dealer is not current or accurate, the Administrative Agent may reject such quote; or

(iii)             if the value of a Collateral Loan is not determined in accordance with clause (i) or (ii) above (either because no bid-side quote is available or the Administrative Agent rejects one or more loan pricing services), the lesser of (a) par and (b) an assessment of the fair market value of such Collateral Loan (to be provided by the Borrower (or the Collateral Manager on its behalf) to the Administrative Agent on a quarterly basis from Valuation Research Corp. or another Approved Valuation Firm);

(b)               after an Asset Value Adjustment Event with respect to such Collateral Loan:

(i)                 the average bid-side quote determined by MarkIt Partners or an affiliate thereof (or, if bid-side quotes from MarkIt Partners or an affiliate thereof are not available, from Loan Pricing Corporation or an affiliate thereof, or if bid-side quotes from Loan Pricing Corporation or an affiliate thereof are not available, from any other nationally recognized loan pricing service selected by the Borrower and approved by the Administrative Agent); provided that, if the Administrative Agent determines reasonably and in good faith that the quote of any such loan pricing service is not current or accurate, the Administrative Agent may reject such quote; or

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(ii)               if the value of a Collateral Loan is not determined in accordance with clause (i) above (either because no bid-side quote is available or the Administrative Agent rejects one or more loan pricing services), the average of two bid-side quotes determined by independent broker-dealers active in the trading of such Collateral Loan; provided that, if the Administrative Agent determines reasonably and in good faith that the quote of any such independent broker-dealer is not current or accurate, the Administrative Agent may reject such quote; or

(iii)             if the value of a Collateral Loan is not determined in accordance with clause (i) or (ii) above (either because no bid-side quote is available or the Administrative Agent reasonably rejects one or more bid side quotes), the value of such Collateral Loan (expressed as a percentage of par) shall be determined by the Administrative Agent in its commercially reasonable discretion (until the next quarterly assessment determined under the foregoing clause (a)(iii)(b) but subject to the following paragraphs in this definition).

If the Borrower disputes the Asset Value of any Collateral Loan determined pursuant to the foregoing clauses (a)(i), (a)(ii), (b)(i) or (b)(ii), after the Borrower is given notice of such determination, no later than (x) 11:00 a.m. on the applicable Business Day (if such notice is given to the Borrower no later than 8:00 a.m. on the applicable Business Day), (y) 3:00 p.m. on the applicable Business Day (if such notice is given to the Borrower after 8:00 a.m. but no later than 12:00 noon on the applicable Business Day) or (z) 9:00 a.m. on the next Business Day (if such notice is given to the Borrower after 12:00 noon on any Business Day or on any day that is not a Business Day), then the Borrower may (at its sole expense) (i) designate two nationally recognized broker-dealers active in the trading of such loan and (ii) provide to the Administrative Agent within the period specified in the foregoing clauses (x) or (y), as applicable, with respect to each such broker-dealer a Firm Bid with respect to not less than the principal amount of such Collateral Loan. The higher of such two Firm Bids will be the Asset Value for the relevant date of determination.

If the Borrower disputes the Asset Value of any Collateral Loan determined pursuant to the foregoing clauses (a)(ii), (a)(iii), (b)(ii), or (b)(iii), then the Borrower may (at its sole expense) request that an Approved Valuation Firm determine the Asset Value of such Collateral Loan using the most recent financial reporting or other customary sources. The Asset Value determined by such Approved Valuation Firm will be the Asset Value for the relevant date of determination.

After an Asset Value Adjustment Event with respect to a Collateral Loan, to the extent the circumstances giving rise to such Asset Value Adjustment Event have been remedied or are no longer in existence, the Borrower (or the Collateral Manager on its behalf) shall have the right to require the Administrative Agent to, and promptly following notice from the Borrower (or the Collateral Manager on its behalf) the Administrative Agent shall, re-determine the Asset Value of any Collateral Loan in accordance with the foregoing clause (a) and subject to the Borrower’s rights to dispute the same in accordance with the foregoing.

Notwithstanding the foregoing (but, for the avoidance of doubt, subject to the Borrower’s rights to dispute the same in accordance with the foregoing), in the case of an Asset Value Adjustment Event described in clauses (c), (d), (e) or (f) of such definition with respect to any Collateral Loan, the Asset Value of such Collateral Loan shall be zero for any such Collateral Loan that is not a Broadly Syndicated Loan or (solely in the case of an Asset Value Adjustment Event described in clause (f) of such definition) a DIP Collateral Loan or Current Pay Loan.

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“Asset Value Adjustment Event” means, with respect to any Collateral Loan, the occurrence of any of the following:

(a) the Net Senior Leverage Ratio with respect to such Collateral Loan as measured on the most recent quarterly reporting date of the related Obligor is (x) greater than 4.00x and (y) has increased by 0.50x or more above the Net Senior Leverage Ratio that was most recent at the time when such Collateral Loan was acquired by the Borrower;

(b) the Cash Interest Coverage Ratio with respect to such Collateral Loan, as measured on the most recent quarterly reporting date of the related Obligor, is (x) less than 1.50x and (y) less than 85% of the Cash Interest Coverage Ratio with respect to such Collateral Loan, that was most recent at the time when such Collateral Loan was acquired by the Borrower;

(c) a default as to all or any portion of one or more payments of principal and/or interest has occurred (i) with respect to such Collateral Loan (giving effect to any grace period applicable thereto but in no event exceeding five (5) Business Days past the applicable due date) or (ii) under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Collateral Loan (giving effect to any grace period applicable thereto but in no event exceeding five (5) Business Days past the applicable due date);

(d) a Material Modification with respect to such Collateral Loan has occurred;

(e) the Collateral Manager has determined in accordance with the Collateral Management Standard that such Collateral Loan is on a non-accrual status or is not collectible; or

(f) an Insolvency Event (without giving effect to any grace period set forth in such definition) with respect to the related Obligor of such Collateral Loan has occurred.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% or (c) the LIBOR Rate for a one-month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Basic Documents” means the Facility Documents, the Independent Manager Agreement, the Merger Agreement, and all documents and certificates contemplated thereby or delivered in connection therewith.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Advisors” means the Collateral Manager, the Collateral Advisor and the Sub-Advisor.

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“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any date of determination, the least of:

(a) the Facility Amount as of such date minus the Net Aggregate Exposure Amount as of such date;

(b) the sum of:

(i) the aggregate sum of (x) (A) the Asset Value of each Eligible Loan as of such date minus (B) the portion of the Excess Concentration Amount attributable to the Asset Value of such Eligible Loan multiplied by (y) the applicable Advance Rate for such Eligible Loan, plus

(ii) the aggregate amount of cash and Eligible Investments then on deposit in the Principal Collection Account; minus

(iii) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account); and

(c) the sum of:

(i) the Aggregate Asset Value of all Eligible Loans as of such date, minus

(ii) the Excess Concentration Amount, minus

(iii) the Minimum Equity Amount, plus

(iv) the aggregate amount of cash and Eligible Investments then on deposit in the Principal Collection Account; minus

(v) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account).

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder.

“Borrowing Base Deficiency” means a condition occurring on any day on which the Borrowing Base Test is not satisfied.

“Borrowing Base Deficiency Amount” means, with respect to any Borrowing Base Deficiency, the amount by which the Borrowing Base Test is not satisfied.

“Borrowing Base Test” means a test that will be satisfied at any time if (a) Advances Outstanding are less than or equal to (b) the Borrowing Base at such time.

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“Borrowing Date” means the date of a Borrowing.

“Broadly Syndicated Loan” means, as of any date of determination, any Collateral Loan that (a) has an outstanding tranche size of at least $125,000,000, (b) has a public rating from Moody’s or S&P, (c) such Collateral Loan is subject of at least three bid quotations from nationally recognized independent dealers as reported on a nationally recognized pricing service and (d) transfers of such Collateral Loan may be effected pursuant to an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Conditions for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc., or the equivalent thereof as published by the Loan Market Association.

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and (b) if such day relates to any interest rate setting as to an Advance determined by reference to the LIBOR Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to the LIBOR Rate), any day on which dealings in Dollars are not conducted by and between banks in the London interbank market.

“Cap” has the meaning assigned to such term in Section 5.03(w).

“Cash” means Dollars immediately available on the day in question.

“Cash Interest Coverage Ratio” means, with respect to any Collateral Loan at any time, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Related Documents for such Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio obtained by dividing (i) EBITDA by (ii) Cash Interest Expense of the related Obligor as of the Relevant Test Period, as calculated by the Borrower and Collateral Manager in good faith.

“Cash Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, but excluding any non-cash item to the extent included under such caption.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“Change of Control” means, at any time, the occurrence of one of the following events: (a) the Borrower ceases to be 100% owned by the Equityholder; provided, however, that a Permitted Equityholder Transaction shall not constitute a Change of Control under this clause (a); or (b) the Equityholder ceases to be managed by the Collateral Advisor or sub-advised by the Sub-Advisor.

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“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Citibank Agency & Trust” has the meaning assigned to such term in the introduction to this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means May 29, 2015.

“CME Management Fees” means any reasonable fees and expenses incurred by the Administrative Agent, the Collateral Administrator or the Collateral Agent (whether directly or through the engagement of a third party) to manage the Collateral Loans after the occurrence and during the continuance of a Collateral Manager Event.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Advisor” means FSIC II Advisor, LLC, a Delaware limited liability company (or, following a Permitted Equityholder Transaction, FB Income Advisor, LLC, a Delaware limited liability company, or any entity that results from a merger, consolidation or other combination of FSIC II Advisor, LLC, and FB Income Advisor, LLC), and its successors and assigns, as collateral advisor to the Collateral Manager.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement. For the avoidance of doubt, the term “Collateral Agent” includes Citibank in its capacity as security agent under the Existing Security Agreement, which is merged and consolidated into this Agreement.

“Collateral Administration and Agency Fees” means the fees payable to the Collateral Administrator, the Collateral Agent, the Custodian and the Securities Intermediary pursuant to the Collateral Administration and Agency Fee Letter.

“Collateral Administration and Agency Fee Letter” means the fee letter, dated as of March 11, 2013, by and among the Borrower, Virtus, as the Collateral Administrator, and Citibank Agency & Trust, in its capacities as the Collateral Agent, the Custodian and the Securities Intermediary, setting forth the amounts payable by the Borrower to the Collateral Administrator, the Collateral Agent, the Custodian and the Securities Intermediary in connection with the transactions contemplated by this Agreement.

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“Collateral Loan” means a commercial loan, debt obligation or Participation Interest owned or acquired by the Borrower.

“Collateral Management Agreement” means the Amended and Restated Investment Management Agreement, dated as of the date hereof, between the Borrower and the Collateral Manager, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Management Fee” means the fee payable under the Collateral Management Agreement to the Collateral Manager for services rendered and performance of its obligations under the Collateral Management Agreement, in arrears on each Payment Date (subject to availability of funds and the conditions set forth in Sections 9.01(a)(i)(B) or (H) of this Agreement), in an amount equal to 0.35% per annum of the Aggregate Principal Balance of all Eligible Loans and the principal balance of any Eligible Investments on deposit in the Principal Collection Account, measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Collateral Management Standard” means, with respect to any Collateral Loan included in the Collateral, to service and administer such Collateral Loan in accordance with the Related Documents and all customary and usual servicing practices with reasonable care and in good faith, (i) using a degree of skill, care, prudence, diligence and attention no less than the higher of (a) that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its other clients having similar investment objectives and restrictions and (b) the customary and usual collateral management practices that a prudent collateral manager of national recognition in the United States would use to manage comparable assets for its own account and for the account of others, and (ii) in accordance with the Collateral Manager’s customary practices and procedures involving assets of the nature and character of the Collateral Loans.

“Collateral Manager” means FSIC II (or, following a Permitted Equityholder Transaction, FSIC or any entity that results from a merger, consolidation or other combination of FSIC II and FSIC) or any other Person then authorized, pursuant to the Collateral Management Agreement, to service, administer and collect on the Collateral Loans and exercise rights and remedies in respect of the same.

“Collateral Manager Event” means any one or more of the following:

(a)                any failure by the Collateral Manager to make any payment, transfer or deposit into any Covered Account as required by this Agreement within the period of time required or permitted;

(b)               any failure by any Borrower Advisor to deliver any report required to be delivered by it under this Agreement or the other Facility Documents on or before the date that is three (3) Business Days after the date that such report is required to be delivered;

(c)                except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Collateral Manager under any Facility Document to which it is a party, or the failure of any representation or warranty of the Collateral Manager made in any Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty days after the earlier of (i) the date on which written notice to the Collateral Manager (which may be by e-mail) of such failure, requiring the same to be remedied, shall have been given to the Collateral Manager by the Administrative Agent, and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

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(d)               an Insolvency Event shall occur with respect to any Borrower Advisor;

(e)                (i) the Collateral Manager ceases to be advised by the Collateral Advisor (unless it is replaced by the collateral advisor to FSIC in connection with a Permitted Equityholder Transaction) or sub-advised by the Sub-Advisor; (ii) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Collateral Manager (except in connection with a Permitted Equityholder Transaction), the Collateral Advisor (except in connection with a Permitted Equityholder Transaction) or the Sub-Advisor; (iii) the Investment Advisory Agreement shall fail to be in full force and effect (unless replaced with a comparable investment advisory agreement in connection with a Permitted Equityholder Transaction); (iv) the Sub-Advisory Agreement shall fail to be in full force and effect (unless replaced with a comparable investment advisory agreement in connection with a Permitted Equityholder Transaction); or (v) as determined in the sole discretion of the Administrative Agent, a change of control (other than a Permitted Equityholder Transaction) that materially and adversely affects any Secured Party hereunder occurs with respect to the Collateral Manager, the Collateral Advisor or the Sub-Advisor (“control” being defined for purposes of this definition as the possession, direct or indirect, of the power to direct or cause the direction of the management, actions and policies of a person, whether through voting rights, ownership rights, or by contract or otherwise);

(f)                the occurrence of an Event of Default;

(g)                the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Collateral Manager or the Collateral Advisor (exclusive of judgment amounts fully covered by insurance), and the Collateral Manager or the Collateral Advisor shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) Business Days from the date of entry thereof;

(h)               the failure of the Collateral Manager or the Collateral Advisor to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness, whether or not waived;

(i)                 (i) any Borrower Advisor commits any act that constitutes fraud or criminal activity in the performance of its obligations hereunder (as determined pursuant to a final adjudication by a court of competent jurisdiction) or (ii) any Responsible Officer of a Borrower Advisor primarily responsible for the performance by such Borrower Advisor of its obligations hereunder (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of such Borrower Advisor providing management services and continues to have responsibility for the performance by such Borrower Advisor hereunder for a period of ten (10) days after such indictment;

(j)                 any Borrower Advisor shall assign any of its rights or obligations under any Facility Document to any Person (other than (i) an Affiliate thereof that is reasonably acceptable to the Administrative Agent, (ii) a Person that becomes a successor or assignee of such Borrower Advisor in accordance with the Facility Documents hereunder in accordance with the terms hereof or (iii) in accordance with Section 13(a) of the Collateral Management Agreement);

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(k)               no investment professionals of the Sub-Advisor who on the Closing Date manage on behalf of the Collateral Advisor, or who from time to time manage on behalf of other clients of the Sub-Advisor loans similar to the Collateral Loans held by the Borrower, are actively involved in advising the Collateral Advisor and the Collateral Manager on the selection and management of the assets of the Borrower on a basis consistent with the Sub-Advisor’s existing practices or failure of the Collateral Advisor to follow such advice on a basis consistent with the Collateral Advisor’s existing practices;

(l)                 the failure of (i) FSIC II to be the Collateral Manager (unless it is replaced by the Collateral Advisor, the Sub-Advisor or FSIC), (ii) FSIC II Advisor, LLC to be the Collateral Advisor (unless it is replaced by the Sub-Advisor or FSIC’s collateral advisor or sub-advisor) or (iii) GSO/Blackstone Debt Funds Management LLC or an Affiliate thereof to be the Sub-Advisor;

(m)              any merger or consolidation of the Collateral Manager that does not comply with the provisions of Section 17 of the Collateral Management Agreement; or

(n)               either (i) the Constituent Documents of the Collateral Manager or the Collateral Advisor fail to be in full force and effect or (ii) the Constituent Documents of the Collateral Manager or the Collateral Advisor are amended in a manner adverse to any Secured Party without the prior written consent of the Administrative Agent; provided that it is acknowledged and agreed that the effective termination of (or any amendment, restatement or other modification to) any such Constituent Documents of the Collateral Manager or the Collateral Advisor as a result of a Permitted Equityholder Transaction and the subsequent replacement thereof with the Constituent Documents of FSIC or FB Income Advisor, LLC, respectively, as in effect on the Closing Date (or in form and substance substantially similar thereto), shall not be deemed adverse to any Secured Party;

provided that, notwithstanding the foregoing, a Permitted Equityholder Transaction shall not constitute a Collateral Manager Event.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Eligible Loans owned (or, in relation to a proposed purchase of an Eligible Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a) the Minimum Weighted Average Spread Test;

(b) the Maximum Weighted Average Life Test; and

(c) the Minimum Diversity Score Test.

“Collection Account” has the meaning assigned to such term in Section 8.02 and includes the Principal Collection Account and the Interest Collection Account.

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

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“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans, but excluding any Excluded Amounts and any amounts received by the Borrower from an Obligor following the sale of a Collateral Loan by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Loan so long such amounts are not included in the net proceeds reported to be received by the Borrower from such sale.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” means 0.75% per annum.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Competitor” means (a) any Person primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Equityholder or its investment adviser or an Affiliate thereof that is an investment adviser, (b) any Person Controlled by, or Controlling, or under common Control with, a Person referred to in clause (a) above or (c) any Person for which a Person referred to in clause (a) above serves as an investment adviser with discretionary investment authority; provided that, notwithstanding the foregoing, in no event shall any commercial bank, investment bank or insurance company be deemed a Competitor hereunder.

“Concentration Limitations” means, as of any date of determination, the following limitations (as applied to the Aggregate Principal Balance of the Eligible Loans owned (or, in relation to a proposed purchase of an Eligible Loan, proposed to be owned) by the Borrower, calculated as a percentage of the Aggregate Principal Balance of the Eligible Loans owned (or, in relation to a proposed purchase of an Eligible Loan, proposed to be owned) by the Borrower plus the aggregate amount of cash and Eligible Investments then on deposit in the Principal Collection Account, and in each case in accordance with the procedures set forth in Section 1.04):

(a) not more than 4.00% consists of obligations of any one (1) Obligor (and Affiliates thereof), except that the Principal Balance of up to five (5) Obligors may constitute up to 6.00%;

(b) not more than 12.00% consists of Eligible Loans with Obligors in any one Moody’s Industry Classification, except that Eligible Loans in (x) the largest Moody’s Industry Classification may constitute up to 20.00% and (y) Eligible Loans in the second largest Moody’s Industry Classification may constitute up to 15.00%;

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(c) not more than 15.00% consists of Collateral Loans whose Obligors have an EBITDA (determined on the date such Collateral Loan is acquired or committed to be acquired) that is less than $20,000,000;

(d) not more than 15.00% consists of Second Lien Obligations;

(e) not more than 5.00% consists of Current Pay Loans;

(f) not more than 10.00% consists of Fixed Rate Obligations;

(g) not more than (i) 10.00% consists of Collateral Loans whose Obligors are organized or incorporated outside of the United States, (ii) 5.00% consists of Collateral Loans whose Obligors are organized or incorporated in an Eligible Country, and (iii) 2.50% consists of Collateral Loans whose Obligors are organized or incorporated in a Group II Country or Group III Country;

(h) not more than 10.00% consists of Delayed Drawdown Collateral Loans and Revolving Collateral Loans;

(i) not more than 10.00% consists of Collateral Loans that provide for payment of interest less frequently than quarterly;

(j) during the period from the Closing Date to the date that is six (6) months thereafter, not more than 25.00% consists of Broadly Syndicated Loans, excluding any such Collateral Loans listed, as of the Closing Date, on Schedule 4 hereto; provided that such period shall be extended automatically for an additional three (3) months if 40.00% of the Aggregate Principal Balance of the Collateral Loans listed, as of the Closing Date, on Schedule 4 hereto are sold or assigned by the Borrower on or prior to the expiration of the initial six (6) month period;

(k) not more than 20.00% consists of Broadly Syndicated Loans that are Covenant Lite Loans, excluding any such Collateral Loans listed, as of the Closing Date, on Schedule 4 hereto;

(l) Broadly Syndicated Loans that are Covenant Lite Loans shall not consist (i) during the period from the Closing Date to and including the date that is three (3) months following the Closing Date, of more than 35.00%, (ii) after the date that is three (3) months following the Closing Date to and including the date that is six (6) months following the Closing Date, of more than 30.00%, (iii) after the date that is six (6) months following the Closing Date to and including the date that is nine (9) months following the Closing Date, of more than 25.00%, and (iv) after the date that is nine (9) months following the Closing Date, of more than 20.00%;

(m) not more than 5.00% shall consist of Broadly Syndicated Loans that were acquired for a Purchase Price less than 90% of par but at least 85% of par;

(n) not more than 0.00% shall consist of Covenant Lite Loans that are not Broadly Syndicated Loans;

(o) not more than 17.50% consists of First Lien/Last Out Obligations;

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(p) not more than 10.00% consists of Collateral Loans that have an original term to maturity of greater than seven (7) years;

(q) not more than 5.00% consists of Participation Interests;

(r) not more than 5.00% consists of DIP Collateral Loans; and

(s) not more than 5.00% consists of PIK Loans.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Covenant Lite Loan” means a Collateral Loan that (a) does not contain any financial covenants or (b) requires the borrower to comply with an Incurrence Covenant, but does not require the related Obligor to comply with a Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents).

“Coverage Test” means each of (a) the Borrowing Base Test, and (b) the Net Equity Test.

“Covered Account” means each of the Collection Account (including the Interest Collection Account and Principal Collection Account therein), the Custodian Account and the Unfunded Reserve Account.

“Credit Risk Collateral Loan” means a loan, debt obligation or Participation Interest which, in the judgment of the Collateral Manager, (a) has a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Collateral Loan or (b) as a result of one or more factors, including credit quality, has a significant risk of declining in market price (but not including any such decline experienced by the market generally as a result of interest rate movement, general economic conditions or similar factors).

“Current Pay Loan” means any Collateral Loan that would otherwise be a Defaulted Collateral Loan but as to which:

(a) (i) no default has occurred and is continuing with respect to the payment of interest and any contractual principal (if any), (ii) all contractual payments due at the relevant time of determination (including principal, interest and any other such payments) have been paid in Cash and (iii) the Collateral Manager reasonably expects that the remaining scheduled interest and principal payments will be paid in Cash on the scheduled payment dates thereof;

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(b) such Collateral Loan has an Asset Value (expressed as a percentage of par) of no less than 80% of par; and

(c) if the Obligor in respect of such Collateral Loan is subject to a bankruptcy proceeding, (i) the related bankruptcy court has authorized all payments due and payable on such Collateral Loan and (ii) all interest payments and scheduled distributions of principal authorized by such bankruptcy court have been paid by such Obligor in respect of such Collateral Loan.

“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Custodian Account” has the meaning assigned to such term in Section 8.03.

“Data File” has the meaning specified in Section 8.07(a).

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum.

“Defaulted Collateral Loan” means any loan, debt obligation or Participation Interest as to which, on any date of determination:

(a) a default as to all or any portion of one or more payments of principal and/or interest has occurred and is continuing with respect to such loan, debt obligation or Participation Interest (giving effect to any grace period applicable thereto but in no event exceeding three (3) Business Days past the applicable due date); or

(b) except in the case of a DIP Collateral Loan or a Current Pay Loan, an Insolvency Event (without giving effect to any grace period set forth in such definition) with respect to the related Obligor of such loan, debt obligation or Participation Interest has occurred and is continuing; provided that, for purposes of this clause (b), with respect to a Collateral Loan following an Insolvency Event, such Insolvency Event shall be deemed to be continuing following the confirmation of a plan of reorganization for such Obligor unless otherwise agreed to by Administrative Agent; or

(c) a Material Modification (other than a Material Modification described in clause (d)(ii), clause (f) or clause (g) of the definition thereof, unless such Material Modification is entered into in order to avoid or cure a default under the applicable Related Documents or the related Obligor is in financial distress) with respect to such loan has occurred, unless (and for so long as) such Collateral Loan is a Broadly Syndicated Loan and the Asset Value of such Collateral Loan is greater than zero; or

(d) has (i) a Moody’s Rating below “Caa3” (or a Moody’s probability of default rating of “D” or “LD”) or (ii) an S&P Rating below “CCC-” (or of “D” or “SD”), or in each case had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date (which condition precedent, together with any applicable default, has been specifically identified to the Administrative Agent in writing or in any public statement by such Lender)), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

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“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)                with respect to such of the Collateral as constitutes an instrument, causing the Custodian to take and continuously maintain possession of such instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b)               with respect to such of the Collateral as constitutes a Certificated Security, (A) causing the delivery of such Certificated Security to the Custodian registered in the name of the Collateral Agent or its affiliated nominee or endorsed to the Collateral Agent or in blank, (B) causing the Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate Covered Account and (C) causing the Custodian to maintain continuous possession of such Certificated Security;

(c)                with respect to such of the Collateral as constitutes an Uncertificated Security, either (i) causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security or (ii) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security;

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(d)               with respect to such of the Collateral as constitutes a Security Entitlement, causing the Custodian as Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(e)                with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent and causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent, (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent), (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the Uniform Commercial Code;

(f)                with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(e), causing to be filed with the Delaware Secretary of State a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g)                in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to any Payment Date, the tenth (10th) Business Day prior to such Payment Date; provided that, with respect to the final Payment Date, the Determination Date shall be such Payment Date.

“DIP Collateral Loan” means an obligation:

(a) obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b) to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c) on which the related Obligor is required to pay interest and/or principal on a current basis; and

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(d) approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (i) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (ii) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Diversity Score” means a single number that indicates Collateral concentration in terms of both Obligor and industry concentration. The Diversity Score for the Eligible Loans is calculated as set forth in Schedule 10.

“Document Checklist” means an electronic list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any trailing twelve month period and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Collateral Manager, and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents or Subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), extraordinary, one-time and/or non-recurring losses or charges, and any other item the Collateral Manager and the Administrative Agent deem to be appropriate.

“Eligible Country” means any of Canada, any Group I Country, any Group II Country or any Group III Country.

“Eligible Investment Required Ratings” means, with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” (and not on credit watch for possible downgrade) or “P-1” for one-month instruments, “Aa2” (and not on credit watch for possible downgrade) and “P-1” for three-month instruments, “Aa3” (and not on credit watch for possible downgrade) and “P-1” for six-month instruments and “Aa2” (and not on credit watch for possible downgrade) and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” (and not on credit watch for possible downgrade) for short-term instruments and “A” (and not on credit watch for possible downgrade) for long-term instruments.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

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(a) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d) money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P;

provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (G) in the Collateral Manager’s commercially reasonable judgment, such obligation or security is subject to material non-credit related risks. Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition). Notwithstanding the foregoing, unless the Borrower and the Collateral Manager have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Collateral Manager to the Administrative Agent (on which the Administrative Agent may rely) that the advice specified in this definition has been received by the Borrower and the Collateral Manager) and the Administrative Agent consents thereto, on and after July 21, 2015 (or such later date as may be determined by the Borrower and the Collateral Manager based upon such advice), Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Eligible Loan” means a Collateral Loan that (A) has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such Collateral, and (B) satisfies each of the following eligibility requirements on any date of determination (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such loan); provided that, that for purposes of determining whether a Collateral Loan constitutes an Eligible Loan at any time after the acquisition thereof by the Borrower (or its binding commitment to do the same), the criteria set forth in clauses (c), (h), (k), (u) and (cc) shall be evaluated solely as of the date the Borrower commits to acquire such Collateral Loan:

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(a)               is (i) a First Lien Obligation, (ii) a Second Lien Obligation, (iii) a First Lien/Last Out Obligation or (iv) a Uni-tranche Collateral Loan;

(b)               permits the purchase thereof by or assignment to the Borrower and the pledge to the Collateral Agent;

(c)               is not in arrears;

(d)               is denominated and payable in Dollars and does not permit the currency in which such loan is payable or the place of payment to be changed;

(e)               is an obligation of an Obligor organized or incorporated in (i) the United States (or any state thereof) or (ii) Canada (or any province thereof) or any other Eligible Country;

(f)                the Related Documents for which are governed by the laws of a state in the United States;

(g)               the proceeds of which are not permitted primarily to be used for personal, family or household purposes;

(h)               is not the subject of an offer other than a Permitted Offer or called for redemption other than pursuant to a Permitted Offer;

(i)                does not constitute Margin Stock;

(j)                does not subject the Borrower to withholding tax, fee or governmental charge unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax, fee or governmental charge on an after-tax basis;

(k)               is not (i) a Defaulted Collateral Loan or (ii) a Credit Risk Collateral Loan;

(l)                is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that any Equity Security purchased as part of a “unit” with a Collateral Loan (including any attached warrants) and that itself is not eligible for purchase by the Borrower as a Collateral Loan shall not cause the Collateral Loan portion to lose its eligibility hereunder;

(m)              if it is a PIK Loan, it provides for a minimum cash spread of at least 2.50%;

(n)               is not a Structured Finance Obligation, an unsecured loan, or a bridge loan or other obligation that (i) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (ii) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing, a bond, a synthetic security, a finance lease or chattel paper;

(o)               provides for a fixed amount of principal to be payable in cash no later than its stated maturity;

(p)               has an original term to maturity of not more than eight (8.0) years;

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(q)              is not subject to material non-credit related risk (such as a loan, the payment of which is expressly contingent upon the non-occurrence of a catastrophe), as determined by the Collateral Manager in its reasonable discretion;

(r)                is not an obligation (other than a Delayed Drawdown Collateral Loan or a Revolving Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(s)               if evidenced by a note or other instrument, such note or other instrument has been (or promptly after the acquisition of such Collateral Loan, will be) delivered to the Custodian in accordance with this Agreement;

(t)                the acquisition of such loan will not cause the Borrower or the pool of Collateral to be (x) required to register as an “investment company” under the Investment Company Act or (y) a “covered fund” under the Volcker Rule;

(u)               as to which no payment default, breach of negative pledge or financial covenant or other material default exists;

(v)               is not a letter of credit (other than a Revolving Collateral Loan that includes a letter of credit sub-facility as long as the Borrower is not the letter of credit issuer with respect thereto);

(w)              is in “registered” form for U.S. federal income tax purposes;

(x)               constitutes indebtedness for U.S. federal income tax purposes;

(y)               the acquisition of such loan will not cause the Borrower to violate any Law;

(z)               the transfer thereof may be effected pursuant to an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Condition for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc., or the equivalent thereof as published by the Loan Market Association;

(aa)            is not subject to any Lien other than Permitted Liens;

(bb)           does not have an interest rate basis exceeding 6 months, except in the case of (i) loans in which the Related Documents allow the interest rate basis to be extended to 12 months with the underlying lenders’ consent or (ii) loans in which the Related Documents provide for a base or prime rate option or (iii) Fixed Rate Obligations;

(cc)            the obligor of such loan has an EBITDA greater than or equal to $10,000,000;

(dd)           other than Collateral Loans permitted under clause (m) of the definition of “Concentration Limitations”, such Collateral Loan was acquired for a Purchase Price of at least 90% of par;

(ee)            as of any date of determination has a Moody’s Rating of at least “Caa2” or an S&P Rating of at least “CCC” or, for any Collateral Loan that does not have a public rating by Moody’s or S&P, a Moody’s RiskCalc rating estimate meeting the foregoing rating requirement has been provided to the Administrative Agent on or prior to the date of acquisition of such Collateral Loan by the Borrower;

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(ff)             if such loan or debt obligation is a Fixed Rate Obligation, it has a cash pay interest rate of at least 5.00%;

(gg)          with respect to a Participation Interest, such Participation Interest is acquired from (i) the Equityholder pursuant to either an LSTA standard-form participation agreement or another participation agreement reasonably acceptable to the Administrative Agent, (ii) a Lender or an Affiliate thereof or (iii) a Selling Institution incorporated or organized under the laws of the United States (or any state thereof) that has a long term rating of at least “A/A2” and a short term rating of at least “A-2/P2” by S&P and Moody’s, respectively;

(hh)           there are no proceedings pending (or, to the knowledge of a Responsible Officer of the Borrower, threatened) wherein the Obligor on such Collateral Loan or (solely in the case of the following clause (i)) any other party or any governmental entity (i) has asserted insolvency of the related Obligor on such Collateral Loan, or (ii) has alleged that such Collateral Loan or any of the underlying loan documents which create such loan is illegal or unenforceable and such Collateral Loan is not subject to any right or claim of rescission, set-off, counterclaim or defense on the part of the related Obligor;

(ii)              to the actual knowledge of the Borrower, the underlying assets securing such Collateral Loan have not been used by the related Obligor in any manner or for any purpose that would reasonably be expected to result in any material risk of liability being imposed upon the Borrower, the Equityholder or any Secured Party under any Applicable Law;

(jj)              the acquisition thereof will not violate any Applicable Law or cause the Administrative Agent or any Lender to fail to comply with any request or directive from any banking authority or governmental entity having jurisdiction over the Administrative Agent or such Lender;

(kk)           such Collateral Loan and the Related Documents for such Collateral Loan constitute the legal, valid and binding obligations of the related Obligor, enforceable against such Obligor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ll)              the Borrower has all necessary Governmental Authorizations and Private Authorizations necessary to purchase and own such Collateral Loan and enter into the Related Documents with respect to such Collateral Loan;

(mm)          none of the Equityholder or the Collateral Manager is an Affiliate of the related Obligor on such Collateral Loan;

(nn)           the related Obligor on such Collateral Loan (i) is a business entity (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is a legal operating entity or holding company, (iii) is not a governmental entity, (iv) not in financial distress, and (v) has not experienced a material adverse change in its condition (financial or otherwise);

(oo)           is not a Zero Coupon Obligation;

(pp)           permits the assignment thereof by the Borrower to a subsequent purchaser;

(qq)           does not contain confidentiality restrictions that would prohibit the Administrative Agent or the Lenders from accessing all material obligor information with regards to such Collateral Loan;

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(rr)              [reserved];

(ss)             other than Broadly Syndicated Loans that are Covenant Lite Loans permitted under the definition of “Concentration Limitations”, such Collateral Loan requires the related Obligor to comply with one or more Maintenance Covenants;

(tt)               the Loan File with respect to such Collateral Loan has been delivered to the Custodian or the time period for such delivery under Section 13.03 has not yet expired;

(uu)             the Related Documents with respect to such Collateral Loan require the related Obligor to maintain the underlying collateral for such Collateral Loan in good repair (if appropriate) and to maintain adequate insurance with respect thereto; and

(vv)             is not underwritten as a real estate loan principally secured by real property.

“Equityholder” means FSIC II (or, following a Permitted Equityholder Transaction, FSIC or the surviving entity of such Permitted Equityholder Transaction).

“Equityholder Collateral Loan” means each Collateral Loan sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement.

“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Principal Balance of all Equityholder Collateral Loans acquired by the Borrower prior to such date minus (b) the aggregate Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) repurchased by the Equityholder or an Affiliate thereof prior to such date.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant (other than a detachable warrant) or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

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“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) the Collateral Agent shall have notified the Administrative Agent, the Borrower and each Lender of the inability, for any reason, to determine the Adjusted Eurodollar Rate, (c) the Required Lenders shall have notified the Administrative Agent of a determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders in the London interbank market does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the Asset Value in respect of the portion of the Aggregate Principal Balance of the Eligible Loans that causes such Concentration Limitations to be exceeded (calculated without duplication).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means any amounts received in the Collection Account with respect to any Collateral, which amounts are attributable to (i) the reimbursement by the related Obligor of payment of out-of-pocket expenses by the Collateral Manager or the Equityholder on behalf of the Borrower, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Loan, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Loan Agreements, or (v) amounts deposited into the Collection Account in error; provided, that any such amounts shall be Excluded Amounts only to the extent that such amounts are in excess of the principal and interest then due in respect of such Collateral, except with respect to the amounts described in clause (v) of this definition.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income, net profits, or capital (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Sections 2.16 or 12.03(g)) or (ii) such Lender designates a new lending office (a “New Lending Office”), except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f) and (h), and (d) United States federal withholding Taxes imposed by FATCA.

“Existing Credit Agreement” has the meaning specified in Section 12.18.

“Existing Security Agreement” has the meaning specified in Section 12.18.

“Facility Amount” means (a) during the Reinvestment Period, $200,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06), and (b) following the Commitment Termination Date, the outstanding principal balance of the Advances Outstanding.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Administrative Agent Fee Letter, the Collateral Administration and Agency Fee Letter, the Sale Agreement, the Collateral Management Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

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“Final Maturity Date” means the earliest to occur of (i) the date designated by the Borrower (or the Collateral Manager on its behalf) as the Final Maturity Date upon not less than five (5) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian; (ii) the second anniversary of the last day of the Reinvestment Period; and (iii) the date of acceleration of amounts due and payable hereunder pursuant to Section 6.02; provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. (New York time) or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a broker-dealer (a) if, in the Administrative Agent's commercially reasonable judgment, (i) such broker-dealer may be ineligible to accept assignment or transfer of the par amount of such Collateral Loan substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, or (ii) such broker-dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the Related Documents for such Collateral Loan to the assignment or transfer to such broker-dealer of the par amount of such Collateral Loan or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the par amount of such Collateral Loan or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the broker-dealer that would permit settlement of the sale to such broker-dealer of the par amount of such Collateral Loan.

“First Lien Obligation” means any loan (and not a bond or similar security) that meets the following criteria:

(i)                 is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan other than with respect to a Senior Working Capital Facility that is senior in right of payment to such loan;

(ii)               is secured by a valid first priority (subject to customary permitted Liens and clause (z) below) perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not (x) such loan is also secured by any lower priority Lien on other collateral (y) a separate loan is secured by a first Lien on separate collateral and (z) the Lien securing a Senior Working Capital Facility (if any) is prior to the Lien securing such loan (to the extent the Lien securing any such Senior Working Capital Facility is on the same collateral));

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(iii)             is secured, pursuant to such first priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal seniority secured by a first Lien in the same collateral; and

(iv)             is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates;

provided that a First Lien/Last Out Obligation shall not constitute a First Lien Obligation.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“First Lien/Last Out Obligation” means a Collateral Loan that would constitute a First Lien Obligation (except by virtue of the proviso in the definition of such term) but that, in the case of an event of default under the applicable Related Documents, more than 25% of the applicable tranche will be paid after one or more other tranches of first lien loans issued by the same Obligor have been paid in full in accordance with a specified waterfall of payments.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floor Obligation” means, as of any date:

(a) a Collateral Loan (i) for which the Related Documents provides for a Libor rate option and that such Libor rate is calculated as the greater of a specified “floor” rate per annum and the London interbank offered rate for the applicable interest period and (ii) that, as of such date, bears interest based on such Libor rate option, but only if as of such date the London interbank offered rate for the applicable interest period is less than such floor rate; and

(b) a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“FSIC” means FS Investment Corporation, a Maryland corporation.

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“FSIC Investment Advisory Agreements” means (i) the Amended and Restated Investment Advisory Agreement, dated as of July 17, 2014, by and between FSIC and FB Income Advisor, LLC and (ii) the Administration Agreement, dated as of April 16, 2014, by and between FSIC and FB Income Advisor, LLC, in each case as amended, restated or otherwise modified from time to time.

“FSIC II” means FS Investment Corporation II, a Maryland corporation, and its permitted successors and assigns.

“Fundamental Amendment” means any amendment, modification, waiver or supplement (as determined by the Administrative Agent) of or to this Agreement that would (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate), (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b), (g) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (h) extend the Reinvestment Period.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Group I Country” means any of the United Kingdom, Australia or the Netherlands.

“Group II Country” means any of Germany, Sweden or Switzerland.

“Group III Country” means any of Austria, Belgium, Denmark, Finland, Iceland, Liechtenstein, Luxembourg or Norway.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

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“Independent Manager” means a natural person (a) that is not an Affiliate of the Borrower, the Equityholder or the Collateral Manager and (b) who is provided by Puglisi and Associates or Lord SPV or, if none of those companies is then providing professional independent directors or managers, another nationally recognized company that provides professional independent directors or managers and other corporate services in the ordinary course of its business, in each case approved by the Administrative Agent.

“Independent Manager Agreement” means that certain agreement relating to the designation of Independent Managers, among the Borrower and/or the Equityholder and Lord Securities Corporation, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Loan” giving effect to the proviso in the introductory language to the definition of “Eligible Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR = the Interest Rate for such Advance on such day;

P = the principal amount of such Advance on such day; and

D = 360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to but excluding the Quarterly Date prior to the first Payment Date, and (b) with respect to any subsequent Payment Date, the period from and including the Quarterly Date prior to the preceding Payment Date to but excluding the Quarterly Date prior to such Payment Date; provided, that the final Interest Accrual Period hereunder shall end on and include the day of the payment in full of the Advances hereunder.

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“Interest Collection Account” has the meaning specified in Section 8.02(a).

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)             all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period);

(b)               all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Collateral Manager has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

(c)                commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d)               all amounts received in respect of Equity Securities held by the Borrower in respect of any Obligor;

provided that, as to any Defaulted Collateral Loan described in clause (a), (b) or (d) of the definition of “Defaulted Collateral Loan” (and only so long as it remains a Defaulted Collateral Loan under clause (a), (b) or (d), as applicable), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the outstanding principal balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds.

“Interest Rate” means, for any Interest Accrual Period and for each Advance outstanding by a Lender for each day during such Interest Accrual Period, an interest rate per annum equal to (a) if a Eurodollar Disruption Event has occurred and is continuing or an Event of Default has occurred (and has not otherwise been waived by the Lenders pursuant to the terms hereof), the Base Rate plus the Applicable Margin, or (b) in all other cases, the Adjusted Eurodollar Rate plus the Applicable Margin.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Interpolated Screen Rate” means the rate (rounded to the same number of decimal places as the two relevant rates from Reuters Screen LIBOR01 (or any successor or substitute page) which results from interpolating on a linear basis between: (a) the applicable rate from Reuters Screen LIBOR01 (or any successor or substitute page) for the longest period available from such screen page that is less than the relevant Interest Accrual Period; and (b) the applicable rate from the Reuters Screen LIBOR01 (or any successor or substitute page) for the shortest period available from such screen page that exceeds the relevant Interest Accrual Period, in each case by reference to the rates applicable to London interbank deposits in United States dollars (which appear on Reuters Screen LIBOR01 (or any successor or substitute page) as at 11.00 a.m. (London time) on the date of determination), provided that if any such determination yields a rate which is less than zero, such rate shall be deemed to be zero.

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“Investment Advisory Agreement” means the Investment Advisory and Administrative Services Agreement, dated as of February 8, 2012, between the Collateral Manager and the Collateral Advisor or any agreement on substantially similar terms (or on terms substantially similar to those set forth in the FSIC Investment Advisory Agreements as in effect on the Closing Date) that replaces it in connection with a Permitted Equityholder Transaction.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“LIBOR Rate” means, for any Interest Accrual Period, with respect to any Advance made or outstanding on the first day of an Interest Accrual Period, a rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) for London interbank deposits for a three month period in United States dollars at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Accrual Period; provided that, if no such rate so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the LIBOR Rate shall be the rate per annum determined by the Administrative Agent using the Interpolated Screen Rate (calculated by reference to the rates applicable for London interbank deposits, which appear on Reuters Screen LIBOR01 Page (or any successor or substitute page) as of 11:00 a.m. (London time) on the date of determination. With respect to any Advance not made or outstanding on the first day of an Interest Accrual Period, the LIBOR Rate for such Advance shall be a rate per annum determined by the Administrative Agent using the Interpolated Screen Rate on the date two London Banking Days prior to the date when such Advance is made (unless such date is not a London Banking Day, in which case the date of determination shall be the preceding London Banking Day), for a term equal to the period remaining in the applicable Interest Accrual Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

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“Losses” has the meaning assigned to such term in Section 13.09(d)(i) and Section 15.09(a), as applicable.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Mandatory Amortization Advances Outstanding” means the Advances Outstanding as of the Commitment Termination Date.

“Mandatory Amortization Amount” means, with respect to the applicable Payment Dates set forth below and regardless of whether sufficient funds are on deposit in the applicable Collection Account in respect of such Payment Date, an amount sufficient to reduce Advances Outstanding as of such Payment Date to an amount equal to the percentage of the Mandatory Amortization Advances Outstanding set forth opposite such Payment Date.

Payment Date	Percentage of Mandatory Amortization Advances Outstanding
First Payment Date that occurs at least one year after the Commitment Termination Date	75.00
Next Payment Date thereafter	62.50
Next Payment Date thereafter	50.00
Next Payment Date thereafter	37.50
Final Payment Date	0.00

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Collateral Manager, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral (excluding in any case a decline in the asset value of the Borrower or a change in general market conditions or values of the loans and investments held by the Borrower).

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of a Related Document with respect thereto executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that (unless otherwise consented to by the Administrative Agent prior to or after the effective date of any such amendment, waiver, consent or modification):

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(a) reduces or waives one or more cash interest payments, permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments as of the date such Collateral Loan was acquired by the Borrower) or reduces the rate of interest payable on such Collateral Loan where the Cash Interest Coverage Ratio with respect to such Collateral Loan is greater than 1.50x, as measured on the most recent quarterly reporting date of the related Obligor or any other quarterly reporting date of the related Obligor during the preceding calendar year;

(b) contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-Obligor from its obligations with respect thereto;

(c) substitutes, releases or terminates all or substantially all of the underlying assets securing such Collateral Loan;

(d) waives, extends or postpones any date fixed for any (i) scheduled payment or (ii) mandatory prepayment of principal on such Collateral Loan;

(e) reduces or forgives any principal amount of such Collateral Loan;

(f) delays or extends the maturity date of such Collateral Loan; or

(g) modifies the definition of “Net Senior Leverage Ratio” or “Cash Interest Coverage Ratio” or comparable definitions set forth in the Related Documents for such Collateral Loan in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Secured Parties.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Loans as of such date is less than or equal to 6.5 years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Monthly Report Determination Date, (d) the date on which a Collateral Loan is acquired or disposed of by the Borrower, (e) the date that a Responsible Officer of the Borrower or the Collateral Manager has actual knowledge of the occurrence of any Material Modification, (f) the date that the Asset Value of any Collateral Loan is adjusted and (g) each date that the Borrowing Base is calculated in accordance with Section 5.01(m).

“Merger Agreement” means the Agreement and Plan of Merger dated as of March 27, 2013, among the Borrower, Cooper River CBNA Loan Funding LLC and Citibank, N.A.

“Minimum Diversity Score Level” means 15.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score as of such date equals or exceeds the Minimum Diversity Score Level.

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“Minimum Equity Amount” means, at any time, the greater of (a) $35,000,000 and (b) the Asset Values of the four (4) largest Eligible Loans (it being understood that multiple Eligible Loans to the same Obligor and its Affiliates shall be treated as a single exposure).

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds 4.50%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.07(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.07(a).

“Monthly Reporting Date” has the meaning specified in Section 8.07(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 5 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if Moody’s publishes revised industry classifications.

“Moody’s Rating” means, with respect to any Collateral Loan, the rating determined pursuant to Schedule 6 hereto (as such Schedule 6 may be updated from time to time by the Collateral Manager with the consent of the Administrative Agent).

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Aggregate Exposure Amount” means, at any time, the excess (if any) of (a) the aggregate unfunded amounts in respect of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans at such time over (b) the aggregate amount on deposit in the Unfunded Reserve Account at such time.

“Net Equity Test” means a test that will be satisfied at any time if the sum of (a) the Aggregate Asset Value of all Eligible Loans held by the Borrower at such time, plus (b) the aggregate amount of Cash and Eligible Investments then on deposit in the Principal Collection Account, minus (c) the sum of (x) the Advances Outstanding at such time plus (y) all other Obligations due and owing at such time is greater than the Minimum Equity Amount at such time.

“Net Senior Leverage Ratio” means, with respect to any Collateral Loan, either (a) the meaning of “Net Senior Leverage Ratio” or comparable definition set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio obtained by dividing (i) the senior indebtedness of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for any period, as calculated by the Collateral Manager in good faith.

“New Lending Office” has the meaning assigned to such term in the definition of “Excluded Taxes”.

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“Non-Excluded Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(g).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, the Person primarily obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute a Collateral Loan were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, at the time of the funding of such loan) and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan. For purposes of determining whether a Participation Interest is an Eligible Loan (other than with respect to clause (gg) thereof), a Broadly Syndicated Loan, a First Lien Obligation, a Second Lien Obligation or a First Lien/Last Out Obligation, any reference to a Participation Interest shall be a reference to the underlying loan, debt obligation or other obligation.

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“PATRIOT Act” has the meaning assigned to such term in Section 4.01(f).

“Payment Date” means the tenth (10th) Business Day following the last day of each Interest Accrual Period, the first of which shall be July 28, 2015. The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Equityholder Transaction” means a merger, consolidation or other combination of FSIC II and FSIC, the result of which effectively combines the ownership and/or assets of FSIC II and FSIC, and/or merges or consolidates their respective collateral advisors.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the related Obligor under the related facility; (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor; (e) precautionary financing statements covering assets sold by the Borrower; and (f) other Liens expressly permitted by this Agreement and the other Facility Documents.

“Permitted Offer” means a tender offer or redemption notice (i) pursuant to the terms of which the offeror offers to acquire a Collateral Loan in exchange for consideration consisting solely of Cash in an amount equal to or greater than the full face amount of such Collateral Loan plus any accrued and unpaid interest and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the offer or redemption.

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“Permitted Subsidiary” means any subsidiary (a) that meets the then-current general criteria of Moody’s and S&P for bankruptcy remote entities and that includes, in its Constituent Documents, “special purpose” provisions substantially similar to those in the Constituent Documents of the Borrower, and (b) that is formed for the sole purpose of holding any Equity Security in one or more Persons or other assets received in a workout of a Defaulted Collateral Loan or otherwise acquired in connection with a workout of a Collateral Loan.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Potential Terminated Lender” has the meaning specified in Section 2.16(a).

“Prepayment Fee” has the meaning assigned to such term in the Administrative Agent Fee Letter.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest; provided that, other than as expressly set forth herein, for all purposes of this Agreement and the other Facility Documents (other than in determining the Asset Value of any Collateral Loan for purposes of calculating the Borrowing Base or compliance with the Borrowing Base Test), in determining the Principal Balance of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan or Revolving Collateral Loan shall be assumed to have been fully funded as of such date of determination.

“Principal Collection Account” has the meaning specified in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds or Excluded Amounts, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (unless, in the case of any such equity contribution, designated as Interest Proceeds by the Collateral Manager pursuant to Section 10.06).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

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“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Process Agent” has the meaning assigned to such term in Section 12.14.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proper Instructions” means instructions (including Trade Confirmations, if available) received by the Custodian from the Borrower, or the Collateral Manager on behalf of the Borrower, in any of the following forms acceptable to the Custodian: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions.

“Purchase Price” means, with respect to any Collateral Loan, the aggregate purchase price paid by the Borrower to purchase such Collateral Loan (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest and premium) and any consideration allocated to any Equity Securities acquired in connection with such Collateral Loan.

“QIB” has the meaning assigned to such term in Section 12.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Quarterly Date” means each January 15, April 15, July 15 and October 15, commencing with the first such date in July, 2015.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) the date that is three (3) years after the Closing Date (or such later date as may be agreed by the Borrower and the Lenders); and (b) the date of the termination of the Commitments pursuant to Section 6.02.

“Related Documents” means, with respect to any Collateral Loan, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

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“Replacement Lender” has the meaning assigned to such term in Section 2.16(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)	an executed copy of the assignment, if applicable, for such Collateral Loan;
(b)	other than in the case of a Noteless Loan, the original executed Underlying Note endorsed by the issuer or the prior holder of record of such Collateral Loan in blank or to the Borrower;
(c)	an executed copy of the Underlying Loan Agreement, together with a copy of all amendments and modifications thereto;
(d)	a copy of each related security agreement (if any) signed by each applicable Obligor;
(e)	a copy of each related guarantee (if any) then executed in connection with such Collateral Loan; and
(f)	a Document Checklist.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, president, executive vice president, treasurer, chief financial officer, secretary, or vice president, (b) without limitation of clause (a), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a), in the case of a limited liability company that, pursuant to its Constituent Documents, does not have officers, any Responsible Officer of the sole member, administrative manager or managing member, acting on behalf of the sole member, administrative manager or managing member in its capacity as sole member, administrative manager or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, (f) without limitation of clause (a), in the case of the Borrower or the Collateral Manager, an officer of the Borrower or the Collateral Manager (or officer of the sole member, administrative manager or managing member thereof), as applicable, responsible for the administration of this Agreement, (g) in the case of the Collateral Administrator, the Collateral Agent or Administrative Agent, an officer of the Collateral Administrator, or Administrative Agent, as applicable, responsible for the administration of this Agreement and (h) in the case of the Custodian, the Collateral Agent or the Securities Intermediary, any officer within Citibank Agency & Trust (or any successor group) authorized to act for and on behalf of the Custodian, the Collateral Agent or the Securities Intermediary, including any vice president, assistant vice president or officer of the Custodian, the Collateral Agent or the Securities Intermediary customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred within Citibank Agency & Trust because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Agreement.

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“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Retransfer Date” has the meaning specified in Section 10.03(b)(vi).

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Sale Agreement” means the Amended and Restated Sale and Contribution Agreement, dated as of the date hereof, by and among the Equityholder and the Borrower.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, with respect to any Collateral Loan, the rating determined pursuant to Schedule 7 hereto (as such Schedule 7 may be updated from time to time by the Collateral Manager with the consent of the Administrative Agent).

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Obligation” means any loan (and not a bond or similar security) that meets the following criteria:

(i)                 is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, such as with respect to the liquidation of the Obligor or of specified collateral for such loan);

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(ii)               is secured by a valid second priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral); provided that if such loan is also secured by a valid first priority perfected Lien in, to or on other specified collateral securing the Obligor’s obligations under such loan and otherwise satisfies the requirements of the definition of First Lien Obligation, then such loan shall be deemed to be a First Lien Obligation for the purposes of this Agreement;

(iii)             is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral; and

(iv)             is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or substantially by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator, the Securities Intermediary and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC. Initially, the Securities Intermediary shall be Citibank Agency & Trust.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Working Capital Facility” means, with respect to any Collateral Loan, a working capital facility incurred by the related Obligor; provided that (i) the outstanding principal balance and unfunded commitments of such working capital facility (determined on the date such Collateral Loan is acquired or committed to be acquired) does not exceed 20% of the sum of (x) the outstanding principal balance and unfunded commitments of such working capital facility, plus (y) the outstanding principal balance of such Collateral Loan, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Collateral Loan, (ii) the ratio of the aggregate commitment of such working capital facility to EBITDA (determined on the date such Collateral Loan is acquired or committed to be acquired) is less than or equal to 1.25x, and (iii) the ratio of the aggregate commitment of such working capital facility plus the outstanding principal balance of other first lien debt to EBITDA (determined on the date such Collateral Loan is acquired or committed to be acquired) is less than or equal to 6.50x.

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“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Specified Collateral Transaction” has the meaning assigned to such term in Section 14.03.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based lending facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Sub-Advisor” means GSO/Blackstone Debt Funds Management LLC, a Delaware limited liability company, in its capacity as Sub-Advisor.

“Sub-Advisory Agreement” means the Investment Sub-Advisory Agreement, dated as of February 8, 2012, by and between the Collateral Advisor and the Sub-Advisor, or any agreement on substantially similar terms (or on terms substantially similar to those set forth in the Sub-Advisory Agreement for FSIC II or the sub-advisory agreement for FSIC, in each case as in effect on the Closing Date) that replaces it in connection with a Permitted Equityholder Transaction.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Substitute Loan” has the meaning assigned to such term in Section 10.03(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Confirmation” means any customary confirmation of the Borrower’s acquisition of a Collateral Loan delivered to the Collateral Administrator (with a copy to the Administrative Agent) by the Borrower pursuant to Section 13.03(b).

“Trade Date” has the meaning assigned to such term in Section 1.04(l).

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

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“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.04.

“Unfunded Reserve Required Amount” has the meaning specified in Section 8.04.

“Uni-tranche Collateral Loan” means any Collateral Loan that (i) is a First Lien Obligation, (ii) provides that the payment obligation of the Obligor on such Collateral Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor (other than a Senior Working Capital Facility), (iii) for which no other Indebtedness of the Obligor secured by a Lien on the underlying assets securing such Collateral Loan (other than purchase money Liens, customary Liens for taxes or regulatory charges not then due and payable, other permitted Liens under the Related Documents and Liens securing a Senior Working Capital Facility) exists or is outstanding, and (iv) is not a Broadly Syndicated Loan.

“Unrestricted Cash” means “Unrestricted Cash” or any comparable definition in the Related Document for any Collateral Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents), as reflected on the most recent financial statements of the related Obligor that have been delivered to the Borrower.

“Unused Amount” means, for any day, an amount equal to the excess of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“Virtus” has the meaning assigned to such term in the introduction to this Agreement.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Collateral Loan” has the meaning assigned to such term in the Sale Agreement.

“Weighted Average Spread” means, as of any date, the number obtained by dividing:

(a) the amount equal to (i) the Aggregate Funded Spread with respect to all Eligible Loans plus (ii) the Aggregate Unfunded Spread, by

(b) the Aggregate Principal Balance of all Eligible Loans as of such date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Loans, the number of years following such date obtained by:

(a) summing the products of (i): the Average Life at such time of each Eligible Loan multiplied by (ii) the Principal Balance of such Eligible Loan; and

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(b) dividing such sum by the Aggregate Principal Balance of all Eligible Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Loan, the quotient obtained by dividing (i) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Eligible Loan and (B) the respective amounts of principal of such Scheduled Distributions by (y) the sum of all successive Scheduled Distributions of principal on such Eligible Loan.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Zero Coupon Obligation” means a Collateral Loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02.       Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) each of the parties to any Facility Document and its counsel have reviewed and revised, or requested revisions to, any such Facility Document, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of any such Facility Document, (f) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any other Facility Document), (g) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), and (h) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.03.       Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

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Section 1.04.       Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)                All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)               For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c)                For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than a Defaulted Collateral Loan or an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d)               Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e)                References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)                For purposes of calculating all Concentration Limitations and Section 6.01(m), in both the numerator and the denominator of any component of the Concentration Limitations or the calculation set forth in Section 6.01(m), Ineligible Collateral Loans will be treated as having a Principal Balance equal to zero.

(g)                Except as otherwise provided herein, the Asset Value of Defaulted Collateral Loans will be included in the calculation of the Collateral Quality Tests and the Asset Value of Ineligible Collateral Loans will not be included in the calculation of the Collateral Quality Tests.

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(h)               For purposes of determining the Minimum Weighted Average Spread Test (and related computations of Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i)                 Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Draw Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(j)                 For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k)               Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(l)                 (i) Except as provided in clause (iii) below, for purposes of calculating compliance with the Borrowing Base Test, any Collateral Quality Test or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral Loan or Eligible Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder, (ii) for purposes of calculating compliance with the Borrowing Base Test under clause (i) above, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) upon settlement of the acquisition of a Collateral Loan (based on the purchase price therefor) and (y) the repayment of any Advance upon settlement of the disposition of a Collateral Loan (based on the sale price therefor), (iii) for purposes of calculating the Borrowing Base in connection with the making or repayment of any Advance, such calculation shall be recalculated at the time when such Advance is made or repaid giving effect to the settlement of any Collateral Loan acquired or disposed of, and (iv) for purposes of calculating compliance with Section 6.01(m), the Trade Date (and not the settlement date) with respect to any Collateral Loan under contract for acquisition or disposition shall be used to determine whether such Collateral Loan is owned by the Borrower.

(m)             At any time when any one or more of the Concentration Limitations are exceeded, the Borrower (or the Collateral Manager acting on its behalf) shall be permitted to select (from among the Collateral Loans whose Aggregate Principal Balance causes such Concentration Limitations to be exceeded) the Collateral Loans, or portions thereof, to be allocated to the Excess Concentration Amount, and to revise such allocations from time to time.

(n)               To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Collateral Agent, the Custodian, and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

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ARTICLE II
ADVANCES

Section 2.01.       Revolving Credit Facility; Approval Requests

(a)                The Borrower, shall, prior to each proposed acquisition of Collateral Loans (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Equityholder, or by an in-kind contribution of Collateral Loans contributed by the Equityholder) provide to the Administrative Agent (with a copy to the Collateral Manager) a notice by electronic mail in the form of Exhibit A hereto (together with any attachments required in connection therewith, an “Approval Request”).

(b)               The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion and to request additional information regarding any proposed Collateral Loan. The Administrative Agent shall promptly (and in any event within seven (7) Business Days after receipt by the Administrative Agent of all required information and documentation; provided that if the Administrative Agent shall fail to so notify the Collateral Manager and the Borrower, the Administrative Agent shall be deemed to have rejected such Approval Request) notify the Collateral Manager and the Borrower (with a copy to the Collateral Agent and the Collateral Administrator) in writing (including via electronic mail) whether each Approval Request has been approved or rejected. Any approval may be withdrawn at any time at least three (3) Business Days prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Collateral Loan by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Collateral Manager. If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Collateral Loan unless, in the case of a withdrawn approval, the Administrative Agent has not withdrawn its approval at least three (3) Business Days prior to the time at which the Borrower enters into a commitment to purchase such proposed Collateral Loan.

(c)                On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Borrowing Base as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02.       Making of the Advances

(a)                If the Borrower desires to make a Borrowing under this Agreement it shall give the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 10:00 a.m. on the requested Borrowing Date; provided that any advances outstanding on the Closing Date under the Existing Credit Agreement shall remain outstanding as Advances hereunder without further act and without the need for a Notice of Borrowing on the Closing Date.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $1,000,000 or an integral multiple of $10,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Collateral Loans or Revolving Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof).

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The Administrative Agent shall notify each Lender of its receipt of such Notice of Borrowing by noon on the day of receipt thereof (or, if such day is not a Business Day, by noon on the next succeeding Business Day).

(b)               Each Lender shall, not later than 2:00 p.m. on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Administrative Agent in immediately available funds by disbursing such funds in Dollars to the account of the Administrative Agent in accordance with the wiring instruction set forth in the notification of Notice of Borrowing delivered by the Administrative Agent to the Lenders pursuant to Section 2.02(a). Once each Lender has funded its Percentage of the applicable Requested Amount, the Administrative Agent shall make the Requested Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Account.

Section 2.03.       Evidence of Indebtedness; Notes

(a)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(b)               Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

(c)                Promptly after all Obligations (other than unasserted contingent obligations) have been paid in full and all Commitments have been terminated, each Lender whose Advances were evidenced by a Note shall return such Note to the Borrower for cancellation.

Section 2.04.       Payment of Principal and Interest

The Borrower shall pay principal and Interest on the Advances to the account of the Administrative Agent for disbursement to the Lenders as follows:

(a)                100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)               Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest and Commitment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise each Lender and the Collateral Manager thereof and shall send a consolidated invoice of all such Interest and Commitment Fees to the Borrower on the third (3rd) Business Day prior to such Payment Date.

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(c)                Accrued Interest on each Advance shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (x) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment.

(d)               Subject in all cases to Section 2.04(e), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e)                Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.13, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (e) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (e) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.05.       Prepayment of Advances

(a)                 Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium, subject to Section 2.10; provided that the Borrower shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon one (1) Business Day prior to the date of such prepayment (provided that same day notice may be given to cure any non-compliance with the Coverage Tests). The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Coverage Tests) shall in each case be in a principal amount of at least $100,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower or, in the case of any prepayment of Advances with the proceeds of a prepayment or repayment of principal of Collateral Loans, such lesser amount as is paid by the applicable Obligor in respect thereof. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

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(b)                 Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments, including as applicable and without limitation, the Mandatory Amortization Amount. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c)                 Borrowing Base Deficiency Payments.

(i)                  In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency: (i) deposit cash in United States dollars into the Principal Collection Account, (ii) repay Advances (together with any breakage payments pursuant to Section 2.10 and all accrued and unpaid costs and expenses of the Agents and the Lenders, in each case in respect of the amount so prepaid), (iii) sell Collateral Loans in accordance with Article X, or (iv) during the Reinvestment Period, pledge additional Collateral Loans as Collateral.

(ii)                 No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or pledge of additional Collateral Loans as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Collateral Manager on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (ii) to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged.

(iii)                Until such time as any Borrowing Base Deficiency has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Collateral Loan from the Collateral, other than (i) any transfer that complies with Section 10.01(a) or (ii) in connection with the settlement of purchases or sales of Collateral Loans committed to be acquired or sold by the Borrower prior to the occurrence of such Borrowing Base Deficiency that have not yet settled.

(d)                 Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06.       Changes of Commitments

(a)                Automatic Reduction and Termination.

(i)                 The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(ii)               At any time and from time to time during the Reinvestment Period, if the daily average aggregate amount of the Commitments of all Lenders for any period of three consecutive calendar months (or, in the case of the first period following the Closing Date, the first six months following the Closing Date or such longer period as may be agreed by the Administrative Agent in its sole discretion) exceeds 120% of the daily average of the Advances Outstanding during such period, then on the last day of such three-month period (or six-month period or longer, in the case of the first period following the Closing Date), the aggregate amount of the Commitments of the Lenders shall be automatically and permanently reduced (pro rata, based on each Lender’s Percentage), without premium or penalty, to an aggregate amount equal to 120% of the daily average of the Advances Outstanding during such three-month period (or six-month period or longer, in the case of the first period following the Closing Date)

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(b)               Optional Termination or Reductions. Prior to the Commitment Termination Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty, except as specified in Section 2.12(b), upon not less than five (5) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount (other than with respect to repayments of Advances outstanding made by the Borrower to reduce a Borrowing Base Deficiency Amount to zero) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances outstanding at such time and (y) the aggregate unfunded commitments under all of the Borrower’s Delayed Drawdown Collateral Loans and Revolving Collateral Loans (less amounts on deposit in the Unfunded Reserve Account). Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender.

(c)                Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.       Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08.       Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09.       Increased Costs

(a)                Increased Costs Generally. If any Change in Law shall:

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(i)                impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)               subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Affected Person or the London interbank market any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to the LIBOR Rate or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to the LIBOR Rate (or of maintaining its obligation to make any such Advance) or to increase the cost to such Affected Person or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)               Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.

(c)                Liquidity Support. If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.09, any Affected Person is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Person in connection with this Agreement or the funding or maintenance of Advances hereunder, then the Borrower shall pay to such Affected Person such additional amount or amounts as may be necessary to reimburse such Affected Person for any amounts payable or paid by it.

(d)               Certificates from Lenders. A certificate of an Affected Person setting forth the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(e)                Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.10.       Compensation; Breakage Payments

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the LIBOR Rate and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to the LIBOR Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the LIBOR Rate occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the LIBOR Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.       Illegality; Inability to Determine Rates

(a)                Notwithstanding any other provision in this Agreement, in the event of a Eurodollar Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Eurodollar Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Eurodollar Rate.

(b)               Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Eurodollar Rate pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Eurodollar Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)                If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Collateral Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Adjusted Eurodollar Rate with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Adjusted Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

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Section 2.12.       Fees

(a)                Commitment Fee. On each Payment Date, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period from and including the Closing Date to and excluding the last day of the Reinvestment Period, of the product of (i) the Commitment Fee Rate, divided by 360 and (ii) the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b)               Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

(c)                Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter.

Section 2.13.       Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14.       Default Interest

During the existence and continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders, all Obligations shall bear interest at the Default Rate until rescinded by Required Lenders. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15.       Payments Generally

(a)                All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Collateral Agent at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower) to the applicable recipient in Dollars, in immediately available funds, on each Payment Date in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Other than with respect to payments on a Payment Date, payments must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day to be remitted by the Collateral Agent on such Business Day to the Lenders; provided that payments received by the Collateral Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

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(b)               Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

Section 2.16.       Replacement of Lenders

(a)                Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09 (each such Affected Person, a “Potential Terminated Lender”), (ii) the Borrower shall be required to reimburse any Affected Person for any Non-Excluded Taxes or pay any additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 12.03 (each such Affected Person, also a “Potential Terminated Lender”), (iii) any Lender is a Defaulting Lender (such Defaulting Lender, also, a “Potential Terminated Lender”) or (iv) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders (such non-consenting Lender, also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon written notice to the Administrative Agent and such Potential Terminated Lender, to require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 12.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 12.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(A)              such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.10 but subject to Section 2.17) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B)              in the case of any such assignment resulting from a claim for compensation under Sections 2.09 or 12.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C)              such assignment does not conflict with applicable Laws; and

(D)              in the case of an assignment based on clause (iv) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b)               Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it and (iii) the Terminated Lender shall have no further Commitment hereunder.

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(c)                No Lender shall be required to make any assignment or delegation pursuant to Section 2.16(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17.       Defaulting Lenders.

(a)       Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender pursuant to Section 2.17(b), to the extent permitted by Applicable Law:

(i)                 Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii)               Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

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(b)      Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.       Conditions Precedent to Initial Advances

The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)                each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)               one or more certificates of one or more Responsible Officers of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or board of managers or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(c)                true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement;

(d)                a certificate of a Responsible Officer of the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, and (iii) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e)                proper financing statements, in acceptable form for filing on the Closing Date, under the UCC with the Delaware Secretary of State and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

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(f)                copies of proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction), if any, necessary to release all security interests and other rights (other than Permitted Liens) of any Person (other than the Collateral Agent) in the Collateral previously granted by the Borrower or any transferor;

(g)                legal opinions (addressed to each of the Secured Parties) of (i) counsel to the Borrower and the Equityholder, covering customary corporate matters, substantive nonconsolidation of the Borrower with the Equityholder or the Collateral Manager, the true sale nature of any transfers to the Borrower of Collateral Loans from the Equityholder, and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii) counsel to the Collateral Manager, covering corporate matters and such other matters as the Administrative Agent and its counsel shall reasonably request, and (iii) counsel to the Collateral Administrator and the Custodian, covering corporate matters and such other matters as the Administrative Agent and its counsel shall reasonably request;

(h)                evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established;

(i)                 evidence that (i) all fees due and owing to the Administrative Agent and each Lender on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) the reasonable and documented fees and expenses of Winston & Strawn LLP, counsel to the Administrative Agent, Dentons US LLP, counsel to the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator, and Roberts Markel Weinberg Butler Hailey PC, counsel to the Collateral Administrator in connection with the transactions contemplated hereby (to the extent invoiced reasonably prior the Closing Date), shall have been paid by the Borrower;

(j)                 delivery of such Collateral (including any promissory note, executed assignment agreements and word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent received by the Borrower) as required under this Agreement shall have been effected;

(k)                the information required to be set forth in the Borrowing Base Calculation Statement and the Monthly Report in hard copy and in EXCEL or a comparable format; and

(l)                 such other opinions, instruments, certificates and documents from the Borrower as the Administrative Agent or any Lender shall have reasonably requested.

Section 3.02.       Conditions Precedent to Each Borrowing

The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(g)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Loans or Revolving Collateral Loans then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section 8.04:

(a)               the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b)               immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test and the Collateral Quality Test shall be satisfied (or, in the case of the Collateral Quality Test, if the Collateral Quality Test was not satisfied immediately before the making of such Advance, the Collateral Quality Test is maintained or improved) (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing and certified by a Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower));

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(c)                each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)                no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e)                the Borrower and the Collateral Manager shall have received written notice from the Administrative Agent (with a copy to the Collateral Administrator), evidencing the approval of the Administrative Agent in its sole discretion, in accordance with clause (A) of the definition of “Eligible Loan”, of the Collateral Loans to be added to the Collateral (if any Collateral Loans are to be added to the Collateral in connection with such Advance); and

(f)                after the making of such Advances and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit therein is at least equal to the Unfunded Reserve Required Amount.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.       Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)                Due Organization; Power and Authority. The Borrower is a Delaware limited liability company, duly formed under the laws of its jurisdiction of organization, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)               Due Qualification and Good Standing. The Borrower is validly existing and in good standing under the laws of its jurisdiction of organization. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)                Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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(d)               Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, constitute a default under, or permit the acceleration of any obligation or liability in, any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e)                Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)                Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither the Borrower nor, to the knowledge of the Borrower, any Affiliate of the Borrower is (i) a country, territory, organization, person or entity subject to sanctions administered by the Office of Foreign Asset Control, U.S. Department of the Treasury (“OFAC”); (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “NonCooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 of the PATRIOT Act as warranting special measures due to money laundering concerns. The Borrower is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the PATRIOT Act.

(g)                Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule 8 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section 12.02). The Borrower’s jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

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(h)               Investment Company Act. Assuming compliance by each of the Lenders and any participant with Section 12.06, neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i)                 Volcker Rule. The Borrower is not a “covered fund” for purposes of the Volcker Rule. In determining that Borrower is not a covered fund, the Borrower is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).

(j)                 Taxes. The Borrower has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(k)               Tax Status. For U.S. federal income tax purposes, the Borrower is treated as a disregarded entity.

(l)                 ERISA. Neither the Borrower nor any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(m)             Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which could result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or, assuming that the assets of the Lenders, the Administrative Agent and the Collateral Agent are not deemed to be “plan assets” for purposes of Section 3(42) of ERISA, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(n)               Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(o)               Representations Relating to the Collateral.

(i)                 The Borrower owns and has legal and beneficial title to all Collateral Loans and other Collateral free and clear of any Lien or claim of any Person, other than Permitted Liens;

(ii)               the Borrower has acquired its ownership in the Collateral Loans and other Collateral in good faith without notice of any adverse claim, other than Permitted Liens;

(iii)             other than Permitted Liens, the Borrower has not pledged, assigned or sold (except as otherwise permitted under the Facility Documents), granted a security interest in, or otherwise conveyed (except as otherwise permitted under the Facility Documents) any of the Collateral;

(iv)             the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties;

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(v)              the Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder or under the Existing Security Agreement or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower or any of its assets;

(vi)             the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii)            all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii)          this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix)             the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(x)               with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account; and

(xi)             with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or within twenty (20) days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

(p)               Material Adverse Effect. Since its date of formation, no event or condition has occurred with respect to the Borrower that constitutes a Material Adverse Effect.

(q)               Special Purpose Provision. From and including its date of formation to but excluding the Closing Date, the Borrower has complied in all material respects with its Constituent Documents and the activities described in Section 5.1(l) of the Existing Credit Agreement. From and including the Closing Date, the Borrower has complied in all material respects with its Constituent Documents and the activities described in Section 5.03 hereof.

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ARTICLE V
COVENANTS

Section 5.01.       Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been paid in full):

(a)                Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b)               Enforcement.

(i)                   It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments, consents, waivers and other modifications of Collateral Loans in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)                 It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Collateral Manager, the Collateral Advisor, the Sub-Advisor and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will punctually perform, and use commercially reasonable efforts to cause the Collateral Manager to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)                Further Assurances.

(i)                 It shall promptly upon the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

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(ii)               It shall ensure that each Permitted Subsidiary of the Borrower (A) is a wholly owned subsidiary of the Borrower, (B) will not sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist) any part of its assets, except in compliance with the Borrower’s rights and obligations under this Agreement and with such Permitted Subsidiary’s Constituent Documents, (C) will not have any subsidiaries other than Permitted Subsidiaries, (D) will not incur or guarantee any indebtedness, except indebtedness with respect to which the Borrower is the sole creditor, (E) will include in its Constituent Documents a limitation on its business such that it may only engage in the acquisition of assets permitted under this Agreement and the disposition of such assets and the proceeds thereof to the Borrower (and activities ancillary thereto) and (F) will distribute (including by way of interest payments) 100% of the proceeds of the assets acquired by such Permitted Subsidiary (net of applicable taxes and expenses payable by such Permitted Subsidiary) to the Borrower.

(d)               Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent:

(i)                 within 120 days after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending 2014) (or, if earlier, within five (5) days of the filing thereof with the SEC), an annual report of the Equityholder containing an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets, and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing, (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated subsidiaries on a consolidated basis;

(ii)               within 90 days after the end of each of the first three quarters of each fiscal year of the Equityholder (or, if earlier, within five (5) days of the filing thereof with the SEC), an unaudited financial report of the Equityholder containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a market value report regarding the Equityholder’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)             within three Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv)             to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, on or prior to date the Borrower commits to acquire a Collateral Loan, audited financial statements of the related Obligor for the two year period most recently ended with respect to the related Obligor;

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(v)              to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, the annual audited financial statements with respect to each Obligor, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Collateral Manager (on behalf of the Borrower) as specified in the Related Documents;

(vi)            the portfolio monitoring report prepared by the Collateral Manager with respect to each Obligor on a monthly basis (including covenant testing), which delivery shall be made no later than 30 days after the end of each month;

(vii)           to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, copies of any material amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification; provided, however, that any amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan that would constitute a Material Modification shall be provided promptly following the date the Borrower or the Collateral Manager receives a copy thereof;

(viii)          on each Measurement Date, a Borrowing Base Calculation Statement;

(ix)             copies of the underwriting and credit memos prepared by the Collateral Manager with respect to each Obligor, on or prior to date the Borrower commits to acquire a Collateral Loan, and copies of any updates or amendments thereto, promptly after such updates or amendments become available;

(x)              from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request;

(xi)             promptly after a Responsible Officer of the Borrower obtains knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s obligations under any Related Document with respect to any Collateral (or portion thereof) or (B) could reasonably be expected to have a Material Adverse Effect;

(xii)           promptly after a Responsible Officer of the Borrower obtains knowledge thereof, notice of any event that would cause any Collateral Loan to become a Defaulted Collateral Loan;

(xiii)          promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event; and

(xiv)          promptly after the occurrence of a Permitted Equityholder Transaction, written notice of such transaction to the Administrative Agent.

Notwithstanding the foregoing, the requirement to deliver financial statements set forth in Section 5.01(d)(i) and Section 5.01(d)(ii) will be satisfied at any such time as such financial statements are appropriately filed with the SEC.

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(e)                Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon 10 days’ prior notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designees. The Administrative Agent shall provide 10 days’ prior notice to the Borrower and the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)                Use of Proceeds. It shall use the proceeds of each Advance made on or after the Closing Date (it being understood that proceeds of Advances made prior to the Closing Date were used in accordance with the use of proceeds requirements thereunder) hereunder solely:

(i)                  to fund or pay the purchase price of Eligible Loans or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii)                 to fund additional extensions of credit under Delayed Drawdown Collateral Loans and Revolving Collateral Loans held by the Borrower in accordance with the terms of this Agreement; and

(iii)                to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account under Section 8.04).

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g)                Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(h)               No Other Business. The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(i)                 Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

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(j)                 Collections. The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the Collection Account.

(k)               Priority of Payments. The Borrower shall instruct in writing (or cause the Collateral Manager to instruct in writing) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l)                 Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder shall be effected pursuant to the Sale Agreement and subject in all respects to the terms and conditions set forth therein.

(m)             Calculation of Borrowing Base. The Borrower shall calculate (or cause the Collateral Manager to calculate) the Borrowing Base on the last Business Day of each calendar week or, if requested by the Administrative Agent in its sole discretion, on each Business Day.

Section 5.02.       Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been paid in full):

(a)                Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b)               Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)                Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders). The Administrative Agent hereby acknowledges and agrees to the restatement, as of the Closing Date, of the limited liability company agreement of the Borrower, in the form certified to the Administrative Agent pursuant to Section 3.01(b).

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(d)               Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e)                Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f)                Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives ten (10) days’ prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g)                Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision). The foregoing covenant (i) shall not apply to the execution, delivery and performance of the Facility Documents or the Borrower’s Constituent Documents, (ii) shall not prohibit the Borrower from making Restricted Payments permitted under Section 5.02(s) and (iii) shall not prohibit the Equityholder from transferring Collateral Loans, Cash or other assets to the Borrower in whole or in part as a capital contribution to the Borrower.

(h)               Subject Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(i)                 No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(j)                 Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) liabilities described in Section 9(j)(ii)(N)(ii) or 9(j)(ii)(W) of the limited liability company agreement of the Borrower as in effect on the date hereof (which liabilities shall be treated as Administrative Expenses hereunder and shall be subject to the Priority of Payments) or (iii) pursuant to customary indemnification, expense reimbursement, funding obligations and similar provisions under the Related Documents. The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

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(k)               Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority perfected security interest (subject to Permitted Liens) in the Collateral.

(l)                 Subsidiaries.

(i)                 It shall not have or permit the formation of any subsidiaries, other than Permitted Subsidiaries; provided, that to the extent any such subsidiary is formed, the Borrower shall (A) cause such Permitted Subsidiary to provide the Administrative Agent with such security documents (including security documents with respect to any real property of such new subsidiary), appropriate financing statements and, with respect to all property subject to a mortgage or deed of trust, fixture filings, all in form and substance satisfactory to the Administrative Agent (including being sufficient to grant the Collateral Agent a first priority perfected Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired subsidiary) and (B) provide to the Administrative Agent appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such Permitted Subsidiary, in form and substance satisfactory to the Administrative Agent and all other documentation, including one or more opinions of counsel satisfactory in form and substance to the Administrative Agent, if requested by the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Lien).

(ii)               Any document, agreement, or instrument executed or issued pursuant to this Section shall be a Facility Document.

(iii)             Nothing in clause (i)(A) above shall apply to any Obligor that becomes a subsidiary of the Borrower in connection with a work-out or restructuring of a Collateral Loan or a bankruptcy of the related Obligor.

(m)             Name. It shall not conduct business under any name other than its own.

(n)              Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(o)              ERISA. Neither it nor any member of its ERISA Group shall establish any Plan or Multiemployer Plan.

(p)              Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Collateral Manager) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Collateral Loans and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

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(q)               Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Manager).

(r)                 Enforcement.

(i)                 The Borrower shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)               The Borrower shall not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Collateral Manager and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower shall punctually perform, and use commercially reasonable efforts to cause the Collateral Manager and the Collateral Administrator to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(s)                Restricted Payments. The Borrower shall not make any Restricted Payments other than (i) with respect to amounts received by the Borrower in accordance with Section 9.01 (in the case of Interest Proceeds and Principal Proceeds) or any other provision of this Agreement or the Transaction Documents which expressly requires or permits payments to be made to or amounts to be reimbursed to the Equityholder or (ii) amounts distributed by the Borrower in connection with the acquisition or substitution, as applicable, of Collateral Loans from the Equityholder in accordance with Article X.

Section 5.03.       Certain Undertakings Relating to Separateness.

Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall:

(a)                not engage in any business or activity other than those contemplated in Section 7(a) of its limited liability company agreement, entering into and performing its obligations under the Basic Documents and engaging in activities incidental thereto;

(b)               not own any real property (unless arising out of the proceeds of an asset referenced in Section 7(a)(i) of its limited liability company agreement that was previously held by the Borrower);

(c)                not acquire or own any assets other than cash, those permitted under Section 7(a) or Section 9(j) of its limited liability company agreement or those contemplated by the Basic Documents;

(d)               to the fullest extent permitted by law, for so long as any Obligation (except for contingent obligations in respect of which no claim has been asserted in writing) is outstanding, not engage in, seek, consent to or permit (i) any dissolution, winding up, liquidation, consolidation or merger (other than the “Merger” referred to in the Merger Agreement), or (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as expressly permitted by the Basic Documents;

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(e)                pay its own debts, liabilities (including a fairly-allocated portion of any personnel and overhead expenses (including any overhead for office space) that it shares with any Affiliate) and expenses (including the salaries of its own employees) from its assets as the same shall become due, and maintain adequate capital in light of its contemplated business operations and a sufficient number of employees for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require the Equityholder to make any additional capital contributions;

(f)                not fail to correct any known misunderstandings regarding the separate identity of the Borrower and shall not identify itself as a division or department of any other Person;

(g)                maintain its bank accounts, books of account, books and records separate from those of any other Person and shall file its own tax returns, except to the extent it is treated as a “disregarded entity” and is not required to file tax returns under applicable law;

(h)               maintain its own records, books, resolutions and agreements;

(i)                 not commingle or pool any of its funds or assets with those of any Person and shall not participate in any cash management system with any other Person, except as otherwise permitted or required under the Basic Documents;

(j)                 hold its assets in its own name, except as otherwise permitted or required under the Basic Documents;

(k)               conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself, except for business conducted on behalf of itself by another Person under a business management or investment advisory agreement that is on commercially reasonable terms, so long as the manager, servicer, investment advisor or equivalent thereof, under such agreement holds itself out as an agent of the Borrower;

(l)                 (i) maintain its financial statements, accounting records and other entity documents separate from those of any other Person, (ii) show, in its financial statements, its assets and liabilities separate and apart from those of any other Person, and (iii) not permit its assets to be listed as assets on the financial statement of any of its Affiliates; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and indicate that its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower’s own separate balance sheet;

(m)             (i) observe all limited liability company formalities necessary to maintain its separate existence and (ii) preserve its existence as a bankruptcy-remote special purpose entity;

(n)               for so long as any Obligation (except for contingent obligations in respect of which no claim has been asserted in writing) is outstanding, not have any indebtedness other than (i) the Obligations, (ii) liabilities incurred in the ordinary course of business relating to the routine administration of the Borrower, in amounts not to exceed the lesser of two percent (2%) of the outstanding principal amount of the Obligations outstanding or $2 million with notification immediately provided to the Administrative Agent should such amount exceed $500,000, which liabilities are not more than sixty (60) days past the date incurred, are not for borrowed money, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to the Basic Documents or its limited liability company agreement;

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(o)               (i) not assume, guaranty or become obligated for the debts of any other Person, (ii) not hold out its credit, its assets or itself as being available to satisfy the obligations of any other Person and (iii) not pledge its assets for the benefit of any other Person (other than pursuant to the Basic Documents);

(p)               not acquire obligations or securities of its Equityholder or any other owner or Affiliate other than as contemplated under Section 7(a) of its limited liability company agreement;

(q)               allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of any Affiliate;

(r)                 maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Borrower’s agent;

(s)                hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Borrower and not as a division or department of any other Person;

(t)                 maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(u)               except as permitted under the Basic Documents, not make loans or advances to, or own any stock or securities of, any Person;

(v)               other than the Investment Management Agreement and capital contributions and distributions permitted under its limited liability company agreement or the Basic Documents, not enter into or be a party to, any transaction with the Equityholder or any of its Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third party;

(w)              be permitted to indemnify its managers, officers, or Equityholder as the case may be in an amount not greater than the lesser of $2,000,000 or two percent (2%) of the sum of the value of Eligible Investments and Collateral Loans held by the Borrower (such limitation, the “Cap”), and for any amounts greater than the Cap, shall have no obligation to, and shall not, indemnify such parties unless such an obligation or indemnification is fully subordinated to the Obligations outstanding and shall not constitute a claim against the Borrower in the event that its cash flow is insufficient to pay the Obligations outstanding; provided that, for so long as any Obligation (except for contingent obligations in respect of which no claim has been asserted in writing) is outstanding, any indemnity payments under this Section 5.03(w) shall be subject to the Priority of Payments under Section 9.01 and shall be payable as Administrative Expenses;

(x)                not have any of its obligations guaranteed by an Affiliate;

(y)               not form, acquire or hold any subsidiary or control the decisions or actions respecting the daily business or affairs of another Person, except, in each case, as permitted by or pursuant to the Basic Documents;

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(z)               not permit any Affiliate or constituent party independent access to its bank account(s), other than as permitted by the Basic Documents;

(aa)            continue to be duly formed, validly existing and in good standing in the State of Delaware and in all other jurisdictions where it is qualified to do business;

(bb)            pay all taxes which it owes;

(cc)            compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents; provided, however, the foregoing shall not require the Equityholder to make any additional capital contributions to the Borrower;

(dd)           not create or permit to be created or exist, any security interest, encumbrance, or other lien on its assets other than the security interests created under the Basic Documents;

(ee)            at all times, conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Basic Documents will be true and correct in all material respects; and

(ff)             at all times, be organized as a single-purpose entity with Constituent Documents substantially similar to those in effect on the date hereof.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01.       Events of Default

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                a default in the payment, when due and payable, of any interest on or Commitment Fee in respect of the Advances and such default has not been cured within three (3) Business Days after the due date of such payment; or

(b)               (i) the Borrower fails to repay the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) in full on the Final Maturity Date or (ii) the failure to make payment of the Mandatory Amortization Amount on the applicable Payment Date and such default has not been cured within three (3) Business Days after the due date of such payment; or

(c)                the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, (i) an “investment company” under the Investment Company Act or (ii) a “covered fund” under the Volcker Rule; or

(d)               except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any material covenant or agreement of the Borrower or the Equityholder under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days (provided that breaches of Sections 5.01(a)(ii), 5.01(d), 5.01(e), 5.01(f), 5.02 and 5.03 shall not have any cure period) after the earlier of (i) written notice to the Borrower and the Collateral Manager (which may be by e-mail) by either Agent, and (ii) actual knowledge of a Responsible Officer of the Borrower or the Collateral Manager, as applicable; or

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(e)                the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower (exclusive of judgment amounts fully covered by insurance), and the Borrower shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof; or

(f)                the Borrower shall have made payments of amounts in excess of $500,000 in settlement of any litigation, claim or dispute (exclusive of settlement amounts fully covered by insurance); or

(g)                an Insolvency Event relating to the Borrower or the Equityholder occurs; or

(h)               (i) any material provision of any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be legally valid, binding and enforceable, (ii) the Borrower shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document (including, for the avoidance of doubt, as provided in Section 5.02(k)(ii)); or

(i)                 (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days; or

(j)                 a Change of Control occurs; or

(k)               (i) failure of the Borrower to maintain at least one Independent Manager (it being understood that the Borrower shall not be in violation of the requirement to have at least one Independent Manager after the earlier of an Independent Manager resigning or becoming deceased so long as a new Independent Manager is appointed within 30 days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service identified in clause (b) of the definition of “Independent Manager” or such other service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent or (iv) the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that Dechert LLP or any other reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or

(l)                 any Monthly Report or Payment Date Report shall fail to be delivered when due and such failure shall continue for five (5) Business Days; or

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(m)             on any Monthly Report Determination Date, the Aggregate Principal Balance of all Defaulted Collateral Loans owned by the Borrower as of such date, calculated as a percentage of the sum of the Aggregate Principal Balance of all Collateral Loans owned by the Borrower as of such date plus Principal Proceeds in the Collection Account as of such date, and in each case in accordance with the procedures set forth in Section 1.04, shall be greater than or equal to 40.0%; or

(n)               the Borrowing Base Test shall not be satisfied and such failure shall continue for three (3) Business Days; or

(o)               the Equityholder ceases to be a “business development company” within the meaning of the Investment Company Act of 1940; or

(p)               the occurrence of any material adverse development with respect to the Borrower, any Borrower Advisor, or the Equityholder that has impaired or is reasonably expected to impair the Borrower’s ability to perform its obligations under this Agreement or under any of the other Facility Documents and such impairment has or is reasonably expected to be materially adverse to the interests of the Secured Parties, in each case in the good faith commercially reasonable judgment of the Administrative Agent and which has not been waived pursuant to Section 12.01; or

(q)               the Equityholder shall fail to maintain a net asset value (based upon the net asset value per share of common stock of the Equityholder, as set forth on the Equityholder’s filings under the Exchange Act) of at least $1,000,000,000; or

(r)                 the Borrower or the Equityholder (other than, with respect to the Equityholder, in connection with a Permitted Equityholder Transaction) shall assign any of its rights or obligations under this Agreement or any Facility Document to any Person without first obtaining the specific written consent of the Administrative Agent, which consent may be withheld in its sole and absolute discretion; or

(s)                the failure of the Equityholder to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money owing by it in an aggregate amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness (it being understood that this Section 6.01(s) shall not apply to any such failure, event or condition by any Affiliate of the Equityholder so long as the Equityholder is not a guarantor of, and is not otherwise obligated to make payments with respect to, such Affiliate’s indebtedness).

Section 6.02.       Remedies.

(a)                Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (g) of Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

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(b)               Upon the occurrence and during the continuance of an Event of Default or a Collateral Manager Event, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Collateral Manager of the exercise of the right to direct the Collateral Manager or any other control rights with respect to the Collateral, the Administrative Agent may exercise such rights, including: (w) the right to direct the Collateral Manager in the exercise of the Collateral Manager’s rights and obligations under the Facility Documents, including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans; (x) the right to require the Collateral Manager to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) the right to require the Collateral Manager to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Collateral Manager to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent.

(c)                Power of Attorney.

(i)                 The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document and (v) to exercise directly the Collateral Manager’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b), if and to the extent that the Collateral Manager has not complied with any direction given by the Administrative Agent in accordance with this Agreement within three (3) Business Days after the Business Day on which such direction was given to the Collateral Manager. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(ii)               No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Transaction Documents have been paid in full and the Administrative Agent has provided its written consent thereto.

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(iii)             Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.02(c) shall only be exercisable after the occurrence and during the continuance of an Event of Default or Collateral Manager Event.

ARTICLE VII
PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01.       Grant of Security

(a)                The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)                 all Collateral Loans and Related Documents (including those listed, as of the Closing Date, in Schedule 4 hereto), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)               each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)             all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Collateral Loans;

(iv)             the Sale Agreement and the Collateral Management Agreement and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)               all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(vi)             all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii)           all securities, loans and investments, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

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(viii)         all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix)             all Proceeds of any and all of the foregoing.

(b)               All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02.       Release of Security Interest

If and only if all Obligations (other than unasserted contingent obligations) have been paid in full and all Commitments have been terminated and the Administrative Agent has provided notice of the same to the Collateral Agent, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately and automatically terminate without further act, the Administrative Agent shall promptly provide notice of the same to the Collateral Agent, and the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03.       Rights and Remedies

The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (a) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (b) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (c) take control of the Proceeds of any such Collateral; (d) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (e) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (f) enforce the Borrower’s rights and remedies with respect to the Collateral; (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (h) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (i) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (j) make copies of all books, records and documents relating to the Collateral; and (k) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

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The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact after the occurrence and during the continuance of an Event of Default (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid (other than unasserted contingent obligations)), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04.       Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05.       Related Documents

(a)                Each of the Borrower and the Collateral Manager hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)               The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly following its acquisition of any Collateral Loan, the Borrower shall deliver to the Custodian the Required Loan Documents.

Section 7.06.       Borrower Remains Liable

(a)                Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

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(b)               No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07.       Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a)                grant security more effectively on all or any portion of the Collateral;

(b)               maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c)                perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d)               enforce any of the Collateral or other instruments or property included in the Collateral;

(e)                preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)                pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within ten (10) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Collateral Agent as its agent to prepare and file such instrument and take such action required pursuant to this Section 7.07. The Borrower further authorizes the Collateral Agent to file UCC-1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, not earlier than six (6) months and not later than three (3) months prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to the Existing Security Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

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ARTICLE VIII
ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01.       Collection of Money

Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent (or the Required Lenders acting through the Administrative Agent) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Account or the Collateral.

Section 8.02.       Collection Account

(a)                In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian two segregated trust accounts, one of which will be designated the “Interest Collection Account” and one of which will be designated the “Principal Collection Account” (collectively, the “Collection Account”), which shall be maintained with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The Collateral Agent shall from time to time deposit into the Interest Collection Account promptly upon receipt thereof all Interest Proceeds received by the Collateral Agent and identified as such by the Collateral Manager. The Collateral Agent shall from time to time deposit into the Principal Collection Account promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.04) received by the Collateral Agent and identified as such by the Collateral Manager. All funds deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided.

(b)               At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower (subject to compliance with Article X) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such certificate. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Collateral Manager (on behalf of the Borrower) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(c)                The Collateral Agent shall transfer from the Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

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(d)               The Collateral Manager may direct the Collateral Agent to withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal, delivered to each Agent a report setting forth in reasonable detail the calculation of such Excluded Amounts and the Collateral Agent shall remit such amounts in accordance with the Collateral Manager’s written instructions.

Section 8.03.       Custodian Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian a single, segregated trust account, which shall be designated as the “Custodian Account”, which shall be maintained by the Custodian in accordance with the Account Control Agreement, to which any Collateral shall be credited by the Securities Intermediary and which shall be subject to the Lien of the Collateral Agent.

Section 8.04.       The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account, which shall be designated as the “Unfunded Reserve Account”, which shall be maintained by the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

On the date of acquisition by the Borrower of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan and any Payment Date, the Collateral Manager shall instruct the Collateral Agent to withdraw funds from the Principal Collection Account for deposit into the Unfunded Reserve Account, such that the sum of the amount of funds on deposit in the Unfunded Reserve Account shall be equal to or greater than an amount (the “Unfunded Reserve Required Amount”) equal to:

(a)                 at all times during the Reinvestment Period:

(i)                   the aggregate unfunded commitments in respect of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans, multiplied by

(ii)                 100% minus the Advance Rate then in effect; and

(b)                 on the Commitment Termination Date and at all times thereafter, the sum of:

(i)                   the aggregate unfunded commitments in respect of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans, plus

(ii)                 the aggregate amount of funds needed to settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period that have not yet settled.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Unfunded Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Loan or Revolving Collateral Loan), then available Principal Proceeds and finally, borrowing of Advances under Section 2.01. Prior to or immediately after the occurrence of the Commitment Termination Date (other than a Commitment Termination Date following the occurrence of an Insolvency Event with respect to the Borrower), the Borrower may request a final Borrowing in an amount sufficient to fund the Unfunded Reserve Required Amount; provided that after giving effect to such Borrowing, the Borrowing Base Test shall be satisfied. After the Commitment Termination Date, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Unfunded Reserve Account, then available Principal Proceeds.

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Amounts on deposit in the Unfunded Reserve Account will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans and settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Unfunded Reserve Required Amount, the Collateral Agent shall remit such excess to the Principal Collection Account. In addition, following the occurrence of an Event of Default, funds in the Unfunded Reserve Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Account at the direction of the Administrative Agent.

Section 8.05.       Account Control Agreement.

The provisions of Sections 8.02, 8.03 and 8.04 are subject to the terms of the Account Control Agreement.

Section 8.06.       Funds in Covered Accounts; Reports by Collateral Agent

(a)                Amounts on deposit in the Covered Accounts shall remain uninvested.

(b)               The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian.

(c)                The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Collateral Manager any information regularly maintained by the Collateral Agent that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Administrator shall promptly forward to the Collateral Manager copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan.

Section 8.07.       Accountings

(a)                Monthly. Not later than eight (8) Business Days following the twentieth (20th) calendar day of each calendar month (other than January, April, July, and October in each year) (such twentieth calendar day, the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Collateral Manager a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Collateral Manager and provided to the Collateral Agent for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.07. The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Collateral Manager on its behalf), and the Administrative Agent). The Borrower shall provide (or cause to be provided) the Data File no later than eight (8) Business Days following the Monthly Reporting Date. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the fifteenth day of the prior calendar month. The first Monthly Report shall be delivered on July 1, 2015 and shall be determined with respect to the Monthly Report Determination Date that is June 15, 2015. The Monthly Report for a calendar month shall be in a form reasonably acceptable to the Borrower, the Collateral Administrator, the Collateral Manager and the Administrative Agent (it being understood that the form used under the Existing Credit Agreement immediately prior to the Closing Date shall be deemed to be acceptable) and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

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(b)               Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents and the Collateral Manager not later than the Business Day preceding the related Payment Date. The Payment Date Report shall be in a form reasonably acceptable to the Borrower, the Collateral Administrator, the Collateral Manager and the Administrative Agent (it being understood that the form used under the Existing Credit Agreement immediately prior to the Closing Date shall be deemed to be acceptable) and shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report (or, in respect of the first Payment Date Report, from the Closing Date) unless previously disclosed under Section 5.01(d)(vii) or 8.07(a).

The first Payment Date Report shall be delivered on July 27, 2015, shall be determined with respect to the Determination Date that is July 15, 2015, and shall be used in connection with the payments to be made on the Payment Date that is July 28, 2015.

(c)                Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Borrower, who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to Section 15.01 hereof to compile and provide the information and reports to be provided in this Section 8.07.

Section 8.08.       Release of Collateral

(a)                If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent at least one (1) Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Collateral Agent may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that the Collateral Agent will not be deemed to have notice of an Event of Default unless it has received notice thereof.

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(b)               The Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Collateral Manager, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)                As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of a Collateral Loan in the applicable Collection Account as instructed by the Collateral Manager, unless simultaneously applied to the purchase of additional Collateral Loans as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)               The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied (other than unasserted contingent obligations), execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)                Any security, Collateral Loan or amounts that are released pursuant to Section 8.08(a) or (b) shall be automatically released from the Lien of this Agreement.

Any direction received by the Collateral Agent on or prior to 12:00 noon on any Business Day shall be effective on such Business Day and any direction received by the Collateral Agent after 12:00 noon on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

Section 8.09.       Annual Independent Public Accountant’s Review.

(a)                The Borrower will cause a firm of nationally recognized independent public accountants or consultants specializing in securitization transactions, in each case reasonably acceptable to the Administrative Agent (who may also render other services to the Borrower Advisors and who may include, without limitation, McGladrey & Pullen, LLP), to furnish to the Administrative Agent, each Lender and the Collateral Agent within 120 days following the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2015, (i) a report covering such fiscal year to the effect that such accountants (or consultants, as applicable) have applied certain agreed-upon procedures (as such agreed-upon procedures may be updated from time to time in response to requests of the Administrative Agent) to certain documents and records relating to the Collateral under any Facility Document, compared the information contained in a selection of Monthly Reports and Payment Date Reports delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VIII, except for such exceptions as such accountants (or consultants, as applicable) shall believe to be immaterial and such other exceptions as shall be set forth in such report and (ii) a report relating to such fiscal year to the effect that (x) such accountants (or consultants, as applicable) have reviewed certain documents and records relating to the servicing of the Collateral, and (y) based on such examination, such accountants (or consultants, as applicable) are of the opinion that the Monthly Reports and Payment Date Reports for such year were prepared in compliance with this Agreement, except for such exceptions as such accountants (or consultants, as applicable) shall believe to be immaterial and such other exceptions as shall be set forth in such report. The fees of such independent public accountants (or consultants, as applicable) shall be payable by the Borrower.

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(b)               In the event such independent public accountants (or consultants, as applicable) require the Collateral Custodian or Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 8.09, the Collateral Manager shall direct the Custodian or Collateral Agent in writing to so agree; it being understood and agreed that the Custodian or Collateral Agent shall deliver such letter of agreement in conclusive reliance upon the direction of the Collateral Manager, and the Custodian or Collateral Agent has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. Notwithstanding anything to the contrary herein, if the Custodian, Administrative Agent, any Lender or the Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent public accountants (or consultants, as applicable) selected by the Borrower, then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 8.09.

ARTICLE IX
APPLICATION OF FUNDS

Section 9.01.       Disbursements of Funds from Collection Account

(a)                Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts from the Collection Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”):

(i)                 On each Payment Date, Interest Proceeds on deposit in the Interest Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)              (1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent incurred in connection with any sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; (2) second, to pay other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (2) shall not exceed the Administrative Expense Cap for such Payment Date; provided, further, that upon any commencement of the exercise of remedies described in Section 6.02, Administrative Expenses paid pursuant to this clause (A) to the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Custodian or the Administrative Agent shall be paid without regard to the Administrative Expense Cap and (3) third, to pay any CME Management Fees incurred by the Administrative Agent, the Collateral Administrator or the Collateral Agent;

(B)              (1) so long as no Default, Event of Default or Collateral Manager Event has occurred and is continuing, to the Collateral Manager to pay the Collateral Management Fee, plus any Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Collateral Manager elects to defer such current or previously due Collateral Management Fee pursuant to this Agreement and (2) after the occurrence and during the continuance of a Default, an Event of Default or a Collateral Manager Event, at the election of the Administrative Agent in its sole discretion, any amounts described in the foregoing clause (B)(1) shall be payable pursuant to clause (H) below;

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(C)              to each Lender, to pay accrued and unpaid Interest on the Advances, Commitment Fees and Prepayment Fees due to each such Lender and amounts payable to each such Lender under Section 2.10 and the Administrative Agent Fee Letter;

(D)              (1) during the Reinvestment Period, so long as no Event of Default has occurred and is continuing, if the Borrowing Base Test or the Net Equity Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until each of the Borrowing Base Test and the Net Equity Test is satisfied (on a pro forma basis as at such Determination Date) and (2) after the occurrence and during the continuance of an Event of Default, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(E)               during the Amortization Period, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount equal to the Mandatory Amortization Amount; provided that no application under this clause (E) shall be made if the amount of Principal Proceeds to be applied on such date are sufficient to pay the Mandatory Amortization Amount after giving effect to all payments under Section 9.01(a)(ii);

(F)               to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause;

(G)              to pay all other Obligations then due and owing (other than Advances Outstanding), including accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 12.03;

(H)              after the occurrence and during the continuance of a Default, an Event of Default or a Collateral Manager Event to the payment of amounts referred to in clause (B) above, to the extent not paid in full pursuant to such clause;

(I)                during the Reinvestment Period, the remainder to be allocated at the discretion of the Collateral Manager (in written notice to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (1) to the Principal Collection Account for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans, (2) to prepay the Advances, (3) for deposit into the Unfunded Reserve Account or (4) to the Borrower or its designee, which amounts may be distributed to the Equityholder; and

(J)                during the Amortization Period, to be allocated at the discretion of the Collateral Manager (in written notice to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (1) to prepay the Advances, (2) for deposit into the Unfunded Reserve Account until the amounts on deposit therein are equal to the Unfunded Reserve Required Amount, or (3) so long as no Default or Event of Default has occurred and is continuing, to the Borrower or its designee, which amounts may be distributed to the Equityholder.

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(ii)               On each Payment Date, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, Principal Proceeds on deposit in the Principal Collection Account to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are not designated for reinvestment by the Collateral Manager will be applied in the following order of priority:

(A)              to the payment of unpaid amounts under clauses (A) through (H) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B)              during the Reinvestment Period, at the discretion of the Collateral Manager, all remaining amounts shall be allocated to any one or more of the following payments: (1) to the Principal Collection Account for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans, (2) for deposit into the Unfunded Reserve Account until the amounts on deposit therein are equal to the Unfunded Reserve Required Amount or (3) so long as no Default or Event of Default has occurred and is continuing, to the Borrower or its designee, which amounts may be distributed to the Equityholder;

(C)              during the Amortization Period, (1) first, for deposit into the Unfunded Reserve Account until the amounts on deposit therein are equal to the Unfunded Reserve Required Amount and (2) second, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full; provided that if the amount on deposit in the Unfunded Reserve Account equals or exceeds the amount of outstanding Advances, the Borrower (or the Collateral Manager on its behalf) may elect to withdraw such amounts from the Unfunded Reserve Account and repay the Advances to the extent required by clause (2) of this clause (C); and

(D)              to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(b)               If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

(c)                On any Business Day during the Reinvestment Period, the Borrower may direct the Collateral Agent to distribute Principal Proceeds and Excluded Amounts from the Collection Account to the Equityholder for payment of dividends, purchase price of Collateral Loans, amounts described in clauses (i) through (v) of the definition of “Excluded Amounts” or any other lawful purpose not prohibited hereunder, in each case so long as, upon giving effect to such distribution and the application of proceeds thereof:

(i)                the amount available in the Collection Account is sufficient to make the full amount of disbursements required to be paid pursuant to Section 9.01(a) on the next succeeding Payment Date;

(ii)               the amount on deposit in the Unfunded Reserve Account shall not be less than the Unfunded Reserve Required Amount;

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(iii)            no Default, Event of Default or Collateral Manager Event has occurred and is continuing,

(iv)            the Borrowing Base Test is satisfied, and

(v)             the Collateral Quality Tests, the Concentration Limitations and the Net Equity Test are satisfied.

ARTICLE X
SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01.   Sales of Collateral Loans

(a)                Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Sections 10.04 and 10.05, the Borrower may, but will not be required to, sell any Collateral Loan if such sale meets each of the requirements set forth below:

(i)                 no Default or Event of Default is continuing or would result upon giving effect thereto (unless such Default or Event of Default will be cured upon giving effect to such sale and the application of the proceeds thereof);

(ii)               upon giving effect thereto and the application of the proceeds thereof, the Borrowing Base Test is satisfied;

(iii)             upon giving effect thereto and the application of the proceeds thereof, each of the Collateral Quality Tests, the Concentration Limitations and the Net Equity Test is satisfied or, if it is not satisfied, it is maintained or improved; and

(iv)             such sale is made for Cash.

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Collateral prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default.

(b)               Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

(c)                Certain Restrictions. In the case of a sale of a Collateral Loan to an Affiliate of the Borrower at a price less than the original percentage of par paid by the Borrower, the purchase price shall not be less than the Asset Value of such Collateral Loan.

(d)               Application of Proceeds of Sales. The Collateral Manager on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Collection Account for disbursement in accordance with Section 9.01.

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Section 10.02.   Purchase of Additional Collateral Loans

On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Collateral Manager on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.04 are met, invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions is satisfied as of the date the Collateral Manager commits on behalf of the Borrower to make such purchase and after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(i)               such obligation is a Collateral Loan and, if such Collateral Loan is intended to be treated as an Eligible Loan, the Borrower and the Collateral Manager shall have received written notice from the Administrative Agent evidencing the approval of the Administrative Agent in its sole discretion, in accordance with clause (A) of the definition of “Eligible Loan”;

(ii)              each of the Collateral Quality Tests, the Concentration Limitations and the Net Equity Test is satisfied or, if it is not satisfied, it is maintained or improved; and

(iii)             the Borrowing Base Test is satisfied.

Section 10.03.   Substitution and Transfer of Loans.

(a)                 Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Collateral Loan with another Collateral Loan (a “Substitute Loan”), subject to the satisfaction of the conditions set forth in clause (b) below and in Section 10.04.

(b)                 Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied as of the date of such substitution:

(i)                  such Substitute Loan is a Collateral Loan and, if such Collateral Loan is intended to be treated as an Eligible Loan, the Borrower and the Collateral Manager shall have received written notice from the Administrative Agent evidencing the approval of the Administrative Agent in its sole discretion, in accordance with clause (A) of the definition of “Eligible Loan”;

(ii)                 after giving effect to any such substitution, (x) each of the Collateral Quality Tests, the Concentration Limitations and the Net Equity Test is satisfied or, if it is not satisfied, it is maintained or improved and (y) the Borrowing Base Test is satisfied;

(iii)                the sum of the Asset Values of such Substitute Loans shall be equal to or greater than the sum of the Asset Values of the Collateral Loans being substituted for;

(iv)                no Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution unless such Default or Event of Default will be cured upon giving effect to such substitution and the application of the proceeds thereof);

(v)                 the Borrower (or the Collateral Manager acting on its behalf) shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Custodian the Related Documents for any Substitute Loan in accordance with the Custodian Agreement;

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(vi)               upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for (the date of such confirmation or delivery, the “Retransfer Date”), each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral. On the Retransfer Date of a Collateral Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being substituted for. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Collateral Manager, on behalf of the Borrower, and take such other actions as shall reasonably be requested by the Borrower to effect the release and transfer of such Collateral Loan pursuant to this Section 10.03; and

(vii)              the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

Section 10.04.   Conditions Applicable to All Sale and Purchase Transactions

(a)                Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans shall be for fair market value and, if effected with a Person that is an Affiliate of the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be (i) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement and (ii) effected in accordance with all Applicable Laws.

(b)               Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

Section 10.05.   Limitations on Sales and Substitutions

(a)                The Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) sold pursuant to Section 10.01(a) to the Equityholder or an Affiliate thereof, transferred pursuant to Section 10.03(a) to the Equityholder or an Affiliate thereof, or released to the Equityholder pursuant to a dividend by the Borrower shall not during the term of this Agreement exceed 20% of the Equityholder Purchased Loan Balance measured as of the date of such sale or dividend.

(b)               The Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) that are Defaulted Collateral Loans sold pursuant to Section 10.01(a) to the Equityholder or an Affiliate thereof, transferred pursuant to Section 10.03(a) to the Equityholder or an Affiliate thereof, or released to the Equityholder pursuant to a dividend by the Borrower shall not during the term of this Agreement exceed 10% of the Equityholder Purchased Loan Balance measured as of the date of such sale or dividend.

(c)                For purposes of this Section 10.05, the “term of this Agreement” means the period from (and including) March 27, 2013, to (and including) the date when there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied (other than unasserted contingent obligations).

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Section 10.06.   Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or Event of Default, satisfying any Coverage Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment and contribution of an Eligible Loan. All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Collateral Manager specifies that such Cash shall constitute Interest Proceeds, and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Collateral Manager.

Section 10.07.   Transfer of Warranty Collateral Loans.

The Borrower may transfer any Warranty Collateral Loan to the Equityholder, or to any third party at the Equityholder’s direction, to consummate the sale or substitution of such Warranty Collateral Loan pursuant to, and in accordance with the terms of, Article VI of the Sale Agreement.

ARTICLE XI
THE AGENTS

Section 11.01.   Authorization and Action

(a)                Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)               If the Collateral Agent has been requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

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(c)                Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Required Lenders or Persons purporting to be the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d)               If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(e)                Instructions to Collateral Agent.

(i)                 The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf) or the Administrative Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower or the Administrative Agent, as applicable, that Proper Instructions to it be in writing. The Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Collateral Manager or the Administrative Agent, as applicable.

(ii)               Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)             In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

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(f)                General Standards of Care for Collateral Agent. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)                The Collateral Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement.

(ii)               No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii)             The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv)             The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys-in-fact, and the Collateral Agent shall not be liable or responsible for the actions or omissions of any such agent or attorney-in-fact appointed and maintained with reasonable due care.

Section 11.02.   Delegation of Duties

Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.03.   Agents’ Reliance, Etc.

(a)                Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Collateral Manager’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

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(b)               No Agent shall be liable for the actions of omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

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(c)                No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d)               The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e)                Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of such Agent.

Section 11.04.   Indemnification

Each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such Liabilities unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any other Facility Document, unless the Administrative Agent or such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.04 or otherwise). Each Lender hereby acknowledges and agrees, for the benefit of the Securities Intermediary, to Section 5(a)(iii) of the Account Control Agreement. The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the any Agent hereunder.

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Section 11.05.   Successor Agents

(a)                Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent. Any successor Administrative Agent and any successor Collateral Agent shall be a U.S. Person and shall be a bank with an office in the United States of America or an Affiliate of such bank. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing. Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(b)               Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties (in the case of Citibank Agency & Trust) and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

(c)                Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ notice to the Collateral Manager, Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that no Event of Default has occurred and is continuing) and the Required Lenders. If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including in its capacity as Custodian), but not in its capacities as Administrative Agent or Lender, if applicable. Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacities as Administrative Agent or Lender, if applicable) and the provisions of this Article XII and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents. In the event a successor Collateral Agent shall not be appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent.

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ARTICLE XII
MISCELLANEOUS

Section 12.01.   No Waiver; Modifications in Writing

(a)                No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Collateral Manager in any case shall entitle the Borrower or the Collateral Manager to any other or further notice or demand in similar or other circumstances.

(b)               No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Collateral Administrator, the Custodian the Administrative Agent and the Required Lenders; provided that:

(i)                 any Fundamental Amendment shall require the written consent of all Lenders; and

(ii)               no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

Section 12.02.   Notices, Etc.

(a)                Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 8), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 8, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 8.

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(b)               Virtus and Citibank Agency & Trust (in any of their respective capacities hereunder) each hereby agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail (or .pdf files of executed documents), facsimile transmission or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to Virtus or Citibank Agency & Trust, as applicable, an incumbency certificate listing such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party hereto elects to give Virtus or Citibank Agency & Trust, as applicable, e-mail (or .pdf files of executed documents) or facsimile instructions (or instructions by a similar electronic method), the version of such instructions actually received by Virtus or Citibank Agency & Trust, as applicable, shall be deemed controlling. Neither Virtus nor Citibank Agency & Trust shall be liable for any losses, costs or expenses arising directly or indirectly from Virtus 's or Citibank Agency & Trust’s, as applicable, reasonable, good faith reliance upon and compliance with such instructions. Each of the parties hereto agrees to assume all risks arising out of its respective use of such electronic methods to submit instructions and directions to Virtus or Citibank Agency & Trust, as applicable, including without limitation the risk of Virtus or Citibank Agency & Trust, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.03.   Taxes

(a)                Any and all payments by, or on account of any obligation of, the Borrower to or for the account of any Secured Party under any Facility Document shall be made free and clear of and without deduction for any and all present or future Taxes with respect thereto, unless required by Law. If the Borrower, the Collateral Agent or the Administrative Agent shall be required by Law (or by the interpretation or administration thereof) to deduct or withhold any Taxes from or in respect of any sum payable by it hereunder, under any Note or under any other Facility Document to any Secured Party, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.03) such Secured Party receives an amount equal to the sum it would have received had no deductions of Non-Excluded Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing Governmental Authority in accordance with Applicable Law.

(b)               In addition, the Borrower agrees to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than Other Connection Taxes imposed with respect to an assignment except for an assignment made pursuant to Sections 2.16 or 12.03(g)) which arise from any payment made by the Borrower hereunder, under the Notes or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document (collectively, the “Other Taxes”).

(c)                The Borrower agrees to indemnify each of the Secured Parties for (i) the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.03) paid by any Secured Party (or required to be deducted from payments to a Secured Party) and (ii) any reasonable expenses arising from Non-Excluded Taxes or Other Taxes or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing Governmental Authority. Payments by Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be presumed to be correct absent manifest error.

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(d)               Promptly after the date of any payment of Taxes pursuant to this Section 12.03 or Other Taxes, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant taxing Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(e)                If any payment is made by the Borrower (or the Collateral Manager on its behalf) to or for the account of any Secured Party after deduction for or on account of any Non-Excluded Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 12.03, then, if such Secured Party in its sole discretion, but acting in good faith, determines that it is entitled to a refund of such Non-Excluded Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice apply for such refund and reimburse the Borrower (or the Collateral Manager, as applicable) such amount of any refund received (net of reasonable out-of-pocket expenses incurred) as such Secured Party shall determine in its sole discretion, but acting in good faith, to be attributable to the relevant Non-Excluded Taxes or Other Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Secured Party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f)                Each Secured Party and each Participant that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Secured Party and each Participant, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Secured Party or Participant is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subclauses (i) through (iv) of this Section 12.03(f) and Section 12.03(h)) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party. Without limiting the generality of the foregoing:

(i)                 Each Secured Party and each Participant that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code hereby agrees that it shall, no later than the Closing Date or, in the case of a Secured Party or a Participant which becomes a party hereto pursuant to Section 12.06, the date upon which such Secured Party becomes a party hereto or Participant herein, deliver to the Borrower and each Agent, if applicable, two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-9 or any successor form, certifying that such Secured Party or Participant is on the date of delivery thereof entitled to an exemption from U.S. backup withholding Tax.

(ii)               Each Secured Party or Participant that is organized under the laws of a jurisdiction outside than the United States (a “Non-U.S. Lender”) shall, no later than the date on which such Secured Party becomes a party hereto or a Participant herein pursuant to Section 12.06, deliver to the Borrower and each Agent two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case (a) claiming a complete exemption from U.S. federal withholding Tax, or (b) if, due to a change in law occurring after the date of this Agreement, such Non-U.S. Lender is not entitled to a complete exemption from U.S. federal withholding Tax, to the extent that such Non-U.S. Lender is legally entitled to do so, claiming a reduced rate of U.S. federal withholding Tax, in each case, with respect to payments of interest hereunder.

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(iii)             In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Borrower and each Agent in the event any such representation is no longer accurate.

(iv)             The forms listed under this Section 12.03(f) shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or Participant herein and on or before the date, if any, such Non-U.S. Lender designates a New Lending Office. In addition, each Non-U.S. Lender agrees that, from time to time after the Closing Date, such Non-U.S. Lender shall deliver the forms described above, as applicable, as promptly as practicable after (i) receipt of a reasonable written request therefor from the Borrower or an Agent or (ii) when a lapse in time or change in circumstance renders a previously provided form or certificate obsolete or inaccurate. Notwithstanding any other provision of this Section 12.03, a Non-U.S. Lender shall not be required to deliver any form after the Closing Date pursuant to this Section 12.03(f) that such Non-U.S. Lender is not legally able to deliver.

(g)                If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Secured Party determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 12.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Secured Party in connection with any such designation or assignment.

(h)               If a payment made to a Secured Party under this Agreement or any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA, such Secured Party shall deliver to the Borrower and each Agent such documentation prescribed by Law or as is reasonably requested by the Borrower and the Agent sufficient for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)                 Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(j)                 Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (j).

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Section 12.04.   Costs and Expenses; Indemnification

(a)                The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agents in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent and one outside counsel for the Collateral Agent, costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees, and all other related fees and expenses in connection therewith; and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including all reasonable and documented costs and expenses incurred by the Collateral Agent in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent and the Collateral Administrator. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law.

(b)               The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including (but not limited to) any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Collateral Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens (other than Permitted Liens); (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or the equivalent thereof in any foreign jurisdiction or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Collateral Loan (or the Related Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, except to the extent such unenforceability is due to the bankruptcy of such Obligor), or any other claim resulting from any related property securing such Collateral Loan; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account, within one (1) Business Day of receipt, Collections on the Collateral Loans remitted to the Borrower, the Collateral Manager or any such agent or representative as provided in this Agreement; and (xii) any Default or Event of Default; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Borrower. In no case shall the Borrower be responsible for any Indemnified Party’s lost revenues or lost profits or for any indirect, special, punitive or consequential damages. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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Section 12.05.   Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.06.   Assignability

(a)                Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Administrative Agent and the Borrower, assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within ten (10) Business Days of receipt of any such request for consent; and provided, further, that:

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(i)                 each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is (1) a Lender or any of its Affiliates or (2) managed by a Lender or any of its Affiliates; and

(ii)               unless such assignment is to a Person that is a Competitor, the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred and be continuing.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Sections 12.03(f) and 12.03(h), together with administrative details for the applicable assignee (if such assignee is not a current Lender). Notwithstanding any other provision of this Section 12.06, (x) no assignment by any Lender to the Borrower or any of its Affiliates shall be permitted unless each Lender has been offered the opportunity to participate in any such assignment on a pro rata basis on the same terms, and (y) no assignment shall be made to any Defaulting Lender, any Competitor, a natural person or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(b)               The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c)                (i) Any Lender may, without the consent of the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.09, 2.10, and 12.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section; provided that (x) such Participant agrees to be subject to the provisions of Sections 2.16, 12.03(f) and 12.03(h) as if it were an assignee under clause (a) of this Section and (y) no Participant shall be entitled to any amount under Section 2.09, 2.10, or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(ii)               In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). The Participant Register shall be available for inspection by the Borrower to the extent necessary for the Borrower to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations or for the Borrower, any Agent, the Collateral Administrator, the Custodian or the Securities Intermediary to satisfy any information reporting requirement with respect to payments made to such Participant. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)               The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide) and compliance with this Section 12.06.

(e)                Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser and a QIB.

(f)                Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 12.07.   Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

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Section 12.08.   Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09.   Confidentiality

Each Secured Party agrees to keep confidential, in accordance with procedures adopted by such Secured Party that are reasonably designed to assure the protection of confidential information delivered or disclosed to such Secured Party, all information provided to it by the Borrower or the Collateral Manager with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Collateral Manager or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (i) to any Secured Party or any Affiliate of a Secured Party, or (ii) any of their respective Affiliates, employees, directors, auditors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to any Governmental Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law (provided that such Secured Party will, to the extent permitted by law, endeavor to promptly notify the Borrower and the Collateral Manager in advance of such pending disclosure), (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the performance of the terms of this Agreement and the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (i) with the consent of the Borrower.

Section 12.10.   Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

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Section 12.11.   Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(e), 2.09, 2.10, 2.12, 12.03, 12.04, 12.09, 12.16 and 12.17 and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

Section 12.12.   Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a)                submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)               consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13.   IMPORTANT WAIVERS

(a)                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE EQUITYHOLDER, THE BORROWER, THE COLLATERAL MANAGER, THE AGENTS, THE COLLATERAL ADMINISTRATOR, THE CUSTODIAN, THE SECURITIES INTERMEDIARY OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT.(b)TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER OR THE COLLATERAL MANAGER PURSUANT TO THE FACILITY DOCUMENTS. NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS.(c) EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL–ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.(d) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.(e) THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.(f) THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

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Section 12.14.   PATRIOT Act Notice

Each Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent, the Collateral Administrator, the Custodian, the Securities Intermediary or such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 12.15.   Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16.   Non-Petition

Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

Section 12.17.   Waiver of Setoff

Each of the Borrower and the Collateral Manager hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18.   Amendment and Restatement of Existing Credit Agreement

This Agreement amends, restates and consolidates into one document (i) that certain Loan Agreement, dated as of March 27, 2013, between the Borrower, the lenders party thereto, and Citibank, as administrative agent (as amended, restated or otherwise modified to date, the “Existing Credit Agreement”) and (ii) that certain Security Agreement, dated as of March 27, 2013, between the Borrower, as pledgor and Citibank, as security agent (as amended, restated or otherwise modified to date, the “Existing Security Agreement”). Upon the effectiveness of this Agreement, from and after the Closing Date: (a) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety; (b) this Agreement shall not in any way release or impair the rights, duties, obligations or Liens created pursuant to the Existing Credit Agreement, the Existing Security Agreement or any other “Loan Document” (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder immediately prior to the Closing Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, obligations and Liens are assumed, ratified and affirmed by the Borrower; (c) all indemnification obligations of the Borrower under the Existing Credit Agreement and any other “Loan Documents” (as defined therein) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Secured Parties and any other Person indemnified under the Existing Credit Agreement or any other “Loan Document” (as defined therein) at any time prior to the Closing Date; (d) the obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder, and the terms “obligations” and “Secured Obligations” as such terms are used in the “Loan Documents” (each as defined in the Existing Credit Agreement) shall include the Obligations as increased, amended and restated under this Agreement; (e) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the “Lender,” the “Security Agent” or the “Secured Parties” (each as defined therein) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (f) the Liens granted pursuant to the Existing Security Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) to which the Borrower is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Closing Date.

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ARTICLE XIII
CUSTODIAN

Section 13.01.   Appointment of Custodian

(a)                Appointment and Acceptance. The Borrower and the Administrative Agent each hereby appoints the Custodian as document custodian of the Loan Files delivered to it for all Collateral Loans owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.

(b)               Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

(c)                Collateral Agent. The Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement, all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Loans or the Required Loan Documents. It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Loans.

Section 13.02.   Duties of Custodian

(a)                Segregation. All Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Custodian and (c) identified by the Custodian as subject to this Agreement.

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(b)               Register. The Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Collateral Loans for which it holds Loan Files under this Agreement containing such information as the Borrower and the Custodian may reasonably agree; provided that, with respect to such Collateral Loans, all Loan Files shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03.   Delivery of Collateral Loans to Custodian.

(a)                The Collateral Manager (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email) promptly (and in any event within three (3) Business Days of receipt) to the Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein. The Custodian shall not be responsible for any Collateral Loan or related Loan File until actually received by it. In connection with each delivery of a Loan File to the Custodian, the Borrower shall represent and warrant that the Loan Files delivered to the Custodian include all of the documents listed in the related Document Checklist and all of such documents and the information contained in any applicable Trade Confirmation (if any) are complete in all material respects.

(b)               (i) Promptly after the acquisition of any Collateral Loan, the Collateral Manager (on behalf of the Borrower) shall deliver or cause to be delivered (which may be via email) to the Collateral Administrator and the Administrative Agent a properly completed Trade Confirmation, if any, on which they may conclusively rely without further inquiry or investigation, and shall deliver to the Custodian the Loan Files for all Collateral Loans; provided, however, that all documents shall be transmitted in electronic format and the Custodian shall only be required to retain the original promissory note, if any, indicated on the related Document Checklist.

(ii)               Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of the related Loan Files delivered to it.

(iii)             The Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

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Section 13.04.   Release of Documents/Control By Agents.

(a)                The Custodian shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Custodian, its agents or its sub-custodians from time to time upon receipt of Proper Instructions (specifying, among other things, the Collateral Loans and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Custodian) in accordance with this Agreement.

(b)               Upon receipt by the Custodian from the Administrative Agent or the Collateral Agent, of written notice of the occurrence of an Event of Default indicating the Administrative Agent’s intent to prohibit the Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian shall no longer accept or act upon Proper Instructions or other instructions from the Borrower (or the Collateral Manager on its behalf) hereunder with respect to the Collateral Loans or the Loan Files. From and after its receipt of a Block Notice, the Custodian shall only comply with Proper Instructions from the Collateral Agent or Administrative Agent.

Section 13.05.   Records.

The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Loans or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06.   Reporting

(a)                If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian shall render an itemized report of the Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent.

(b)               The Custodian shall have no duty or obligation to undertake any market valuation of the Collateral Loans under any circumstance.

Section 13.07.   Certain General Terms

(a)                No Duty to Examine Underlying Instruments. Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Collateral Loan to determine the validity, sufficiency, marketability or enforceability of any Collateral Loan (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b)               Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Collateral Manager, on behalf of the Borrower) shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c)                Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

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(d)               Proper Instructions.

(i)                 Each of the Administrative Agent, the Collateral Manager and the Borrower will give a notice to the Custodian, in a form acceptable to the Custodian, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 9 or otherwise previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Collateral Manager, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 9 attached hereto and made a part hereof (as such Schedule 9 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Collateral Manager as applicable, to the Custodian).

(ii)               The Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(e)                Evidence of Authority. The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Collateral Manager or Administrative Agent, as applicable, by an Authorized Person thereof. The Custodian may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i)                 the authority of any Person to act in accordance with such certificate; or

(ii)               any determination or of any action by such Person as described in such certificate,

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Collateral Manager or Administrative Agent, as applicable.

(f)                Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m. (Eastern time) (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 3:30 p.m. (Eastern time) on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(g)                In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager, the Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Reasonable expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

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Section 13.08.   Compensation and Reimbursement of Custodian

(a)                Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of the Collateral Administration and Agency Fee Letter.

(b)               Expenses. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of one legal counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action necessary to collect any amounts owing to it under this Agreement).

(c)                Priority of Payments. Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09.   Responsibility of Custodian

(a)                General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Loans, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

(b)               Instructions.

(i)                 The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. The Custodian shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, as applicable.

(ii)               Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)             In case any reasonable question arises as to its duties hereunder, the Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

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(c)                General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)                 The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(ii)               Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence or willful misconduct on its part and in breach of the terms of this Agreement. The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii)             In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv)             The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 13.08(b) and (c) above.

(v)               The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless (and then only to the extent) received in writing by the Custodian and specifically referencing this Agreement.

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(vi)             No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii)           The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii)         The Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Custodian shall not be liable or responsible for the actions or omissions of any such agent or attorney appointed and maintained with reasonable due care.

(ix)             The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(x)              All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement.

(xi)             Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Custodian.

(xii)           The Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(d)               Indemnification; Collateral Agent’s Lien.

(i)                 The Borrower shall and does hereby indemnify and hold harmless the Custodian for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities (collectively, “Losses”), that may arise, be brought against or incurred by the Custodian, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Custodian’s duties hereunder, or the relationship between the Borrower and the Custodian created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Custodian’s own actions constituting gross negligence or willful misconduct. Without limiting the foregoing, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall indemnify and hold harmless the Custodian and its directors, officers, employees and agents from and against any and all Losses incurred as a result of the Custodian’s compliance with the Collateral Agent’s or Administrative Agent’s (each acting at the direction of the Required Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Custodian’s willful misconduct or gross negligence) solely to the extent that such Losses shall not have been reimbursed by the Borrower.

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(ii)               Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Loan Files in respect of the Collateral Loans are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Loans in accordance with this Agreement.

(e)                In the event that (a) the Borrower, the Collateral Agent, the Collateral Manager, the Administrative Agent, the Lenders or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (b) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver, or cause to be delivered, to the other parties to this Agreement and the Administrative Agent copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by Law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or any document included within such Loan File as directed by the Collateral Agent or the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower and paid as an Administrative Expense.

(f)                Representations of the Custodian. The Custodian hereby represents and warrants to the Borrower that:

(i)               it is qualified to act as a custodian pursuant to Section 26(a)(1) of the Investment Company Act;

(ii)              it has the power and authority to enter into and perform its obligations under this Agreement; and

(iii)             it has duly authorized and executed this Agreement so as to constitute its valid and binding obligations.

Section 13.10.   Resignation and Removal; Appointment of Successor

(a)                 Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Custodian under Section 13.11 and the assumption by such successor Custodian of the duties and obligations of the Custodian hereunder.

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(b)                 The Custodian may, at any time, resign under this Agreement by giving not less than thirty (30) days advance written notice thereof to the Borrower, the Collateral Manager, the Collateral Agent and the Administrative Agent.

(c)                 The Custodian may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) a Default, an Event of Default or Collateral Manager Event shall have occurred and be continuing, or (B) the Custodian shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Custodian, the Borrower, the Lenders and the Collateral Manager.

(d)                 If the Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Custodian for any reason (other than resignation with no replacement within 90 days), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Custodian and one copy to the successor Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, prior to the occurrence of a Default, an Event of Default, or a Collateral Manager Event, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Custodian, if no successor Custodian shall have been appointed and an instrument of acceptance by a successor Custodian shall not have been delivered to the resigning Custodian and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Custodian.

(e)                 Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(f)                  In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any Confidential Information as of the date of such resignation or removal.

Section 13.11.   Acceptance and Appointment by Successor

Each successor Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Custodian an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Custodian; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Custodian, such retiring Custodian shall (i) execute and deliver an instrument transferring to such successor Custodian all the rights, powers and trusts of the retiring Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Custodian hereunder. Upon request of any such successor Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Custodian all such rights, powers and trusts.

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Section 13.12.   Merger, Conversion, Consolidation or Succession to Business of Custodian

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV
COLLATERAL MANAGEMENT

Section 14.01.   Duties of the Collateral Manager

(a)               The management, administering and collection of the Collateral Loans shall be conducted by the Person designated as the Collateral Manager from time to time in accordance with the Collateral Management Agreement.

(b)               The Borrower shall cause the Collateral Manager to comply with each of the Collateral Manager’s duties under the Collateral Management Agreement and the other Facility Documents to which the Collateral Manager is a party.

(c)               The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

Section 14.02.   Authorization of the Collateral Manager

The Borrower, the Agents and each Lender each hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it owned such Collateral. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its collateral management duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Collateral Manager (with a copy to the Collateral Agent) that the Secured Parties are exercising their right to direct the Collateral Manager with respect to the Collateral in accordance with Section 6.02(b).

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Section 14.03.   Collateral Manager Events

(a)                Upon the occurrence and during the continuance of a Collateral Manager Event, notwithstanding anything herein to the contrary, (i) the Borrower shall not permit the Collateral Manager to consent to modifications to Collateral Loans or to any acquisition or disposition of Loans hereunder (each, a “Specified Collateral Transaction”) and under each other Transaction Document, in each case without the prior written consent of the Administrative Agent, (ii) the Borrower shall have, and shall cause the Collateral Manager on its behalf to have, the prior written consent of the Administrative Agent in its sole discretion prior to entering into any Specified Collateral Transaction, (iii) the Borrower shall, or shall cause the Collateral Manager on its behalf to, acquire or dispose of any Collateral Loan as directed by the Administrative Agent in its sole discretion, (iv) at the election of the Administrative Agent in its sole discretion, upon written notice to the Borrower, the Borrower shall cause all amounts which are directed to be paid to the Collateral Manager pursuant to Section 9.01(a)(i)(B)(1) to be paid instead in accordance with Sections 9.01(a)(i)(A)(3), (B)(2) and (H) and (v) the Borrower shall cause the Collateral Manager, if so requested by the Administrative Agent in its sole discretion, to deliver as directed by the Administrative Agent copies of its records with respect to the Collateral Loans within five (5) Business Days after demand therefor and an electronic transmission (the form of such transmission shall be reasonably acceptable to the Administrative Agent) containing as of the close of business on the date of demand all of the data maintained by the Collateral Manager in computer format in connection with managing the Collateral Loans. Unless explicitly set forth in any Transaction Document, the Borrower shall not permit the Collateral Manager to be relieved of any of its rights, duties or obligations under this Agreement or any other Transaction Document. The Borrower shall pay the reasonable and documented costs and expenses of any agents and advisers retained by the Administrative Agent in connection with the exercise of the foregoing rights.

(b)               The Borrower shall not permit the Collateral Manager to resign from the obligations and duties imposed on it under the Facility Documents other than in accordance with Section 17 of the Collateral Management Agreement.

(c)                At any time, any of the Administrative Agent or any Lender may irrevocably waive any rights granted to such party under Section 14.03(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Borrower, the Collateral Manager and the Secured Parties.

ARTICLE XV
THE COLLATERAL ADMINISTRATOR

Section 15.01.   Designation of Collateral Administrator

(a)                Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XV, Virtus is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party.

(b)               Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid Collateral Administration and Agency Fees and Administrative Expenses due and owing to it at the time of such termination.

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Section 15.02.   Certain Duties and Powers

(a)                 The Collateral Administrator shall assist the Borrower and the Collateral Manager in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Collateral Manager (and, where applicable, the Borrower’s independent accountants) certain reports, schedules, calculations and other data which the Borrower is required to prepare and deliver under this Agreement, as well as providing the Borrower and the Collateral Manager reasonable cooperation in respect thereof. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Collateral Manager hereunder. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

                                                   (i)              create a database with respect to the Collateral credited to the Covered Accounts within five (5) days of the Closing Date;

                                                  (ii)              permit access to the information in the Collateral database by the Collateral Manager and the Borrower;

                                                (iii)               update the Collateral database promptly for ratings changes;

                                                (iv)               update the Collateral database promptly for Collateral Loans, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Loan amounts or interest rates and, if direct online viewing access to the foregoing is unavailable, report any updates to the Collateral database to the Administrative Agent no later than 12:00 noon on each Business Day as of the close of business on the preceding Business Day;

                                                 (v)               track the receipt and daily allocation of cash to the Interest Collection Account and Principal Collection Account and any withdrawals therefrom and, if direct online viewing access to the foregoing is unavailable, report the balances of the Interest Collection Account and Principal Collection Account to the Administrative Agent no later than 12:00 noon on each Business Day as of the close of business on the preceding Business Day;

                                                (vi)               prepare and arrange for the delivery of each Monthly Report and Payment Date Report;

                                              (vii)                forward to the Collateral Manager copies of notices and other writings received by it, in its capacity as Collateral Administrator, from the obligor or other person with respect to the Collateral; and

                                             (viii)                provide the Collateral Manager with such other information as may be reasonably requested in writing by the Collateral Manager and as is within the possession of the Collateral Administrator.

(b)                 Not later than the day on which (i) each Monthly Report is required to be provided pursuant to Section 8.07(a) or (ii) each Payment Date Report is required to be provided pursuant to Section 8.07(b), the Collateral Administrator shall calculate, using the information contained in the Collateral database created by the Collateral Administrator pursuant to Section 15.02(a) above and any other Collateral information normally maintained by Virtus, and subject to the Collateral Administrator’s receipt from the Collateral Manager of the information required to be provided by it pursuant to Section 8.07, each item required to be stated in such Monthly Report or Payment Date Report in accordance with this Agreement and provide such information to the Borrower, the Collateral Manager and the Administrative Agent in a form mutually acceptable to the Borrower, the Collateral Manager, the Administrative Agent and the Collateral Administrator.

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(c)                 No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

                                                   (i)               this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

                                                  (ii)              the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts;

                                                 (iii)               no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

                                                (iv)                in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

Section 15.03.   Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)                The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)               If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action, provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Collateral Manager of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c)                Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence or willful misconduct on its part and in breach of the terms of this Agreement. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

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(d)               In no event shall the Collateral Administrator be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(e)                The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(f)                The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(g)                No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(h)               The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(i)                The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions or omissions of any such agent or attorney appointed and maintained with reasonable due care.

(j)                The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(k)               All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(l)                Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Collateral Administrator.

(m)             The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

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Section 15.04.   Compensation and Reimbursement of Collateral Administrator

(a)                The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administration and Agency Fee Letter.

(b)               The Borrower agrees to pay or reimburse to the Collateral Administrator upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Administrator of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Administrator to collect any amounts owing to it under this Agreement).

(c)                All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05.   Resignation and Removal; Appointment of Successor

(a)                 Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b)                 The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Collateral Manager and the Lenders not less than 90 days prior to such resignation.

(c)                 The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) an Event of Default or Collateral Manager Event shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Collateral Manager.

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(d)                 The Collateral Administrator may be removed at any time by the Collateral Manager upon ten (10) Business Days’ notice (with the prior written consent of the Administrative Agent).

(e)                 If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Collateral Manager Event shall have occurred and be continuing, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning Collateral Administrator and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Collateral Administrator.

Section 15.06.   Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07.   Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

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Section 15.08.   Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month the Collateral Administrator shall not have received any payment (or is unable to identify whether any payment consists of Principal Collections or Interest Collections) with respect to any Collateral Loan pursuant to the applicable Related Documents, (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Collateral Manager and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Custodian (or such Collections shall have been identified), the Collateral Administrator shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement. All Collections that the Collateral Administrator is unable to identify as Principal Collections or Interest Collections shall be held in the Collection Account.

Section 15.09.   Indemnification

(a)                The Borrower shall and does hereby indemnify and hold harmless the Collateral Administrator for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities (collectively, “Losses”), that may arise, be brought against or incurred by the Collateral Administrator, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Collateral Administrator’s duties hereunder, or the relationship between the Borrower and the Collateral Administrator created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Collateral Administrator’s own actions constituting gross negligence or willful misconduct. Without limiting the foregoing, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall indemnify and hold harmless the Collateral Administrator and its directors, officers, employees and agents from and against any and all Losses incurred as a result of the Collateral Administrator’s compliance with the Collateral Agent’s or Administrative Agent’s (each acting at the direction of the Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Collateral Administrator’s willful misconduct or gross negligence) solely to the extent that such Losses shall not have been reimbursed by the Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COOPER RIVER LLC,
as Borrower

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

[Signature Page to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Victoria Chant
Name: Victoria Chant
Title: Vice President

[Signature Page to Credit and Security Agreement]

CITIBANK, N.A., as Collateral Agent

By:	/s/ Valerie Delgado
Name: Valerie Delgado
Title: Vice President

[Signature Page to Credit and Security Agreement]

VIRTUS GROUP, LP,
as Custodian and as Collateral Administrator

By:	/s/ Joseph Elston
Name: Joseph Elston
Title: Partner

[Signature Page to Credit and Security Agreement]